Exhibit 10.11

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CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

BETWEEN

GLAXO GROUP LIMITED

and

CHEMOCENTRYX, INC.

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v

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PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into and made effective as of the 22nd day of August, 2006 (the “Effective Date”) by and between ChemoCentryx, Inc., a Delaware corporation having its principal place of business at 850 Maude Avenue, Mountain View, CA 94043 (“ChemoCentryx”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (referred to herein as “GSK”). ChemoCentryx and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, ChemoCentryx possesses proprietary technology and know-how related to the research, discovery, identification, synthesis and development of small molecule drug candidates targeting certain chemokine receptors;

WHEREAS, GSK possesses expertise in the pharmaceutical research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing such small molecule drug candidates as drug products;

WHEREAS, GSK desires to engage in a collaborative effort with ChemoCentryx pursuant to which ChemoCentryx shall carry out a research and development program with respect to four (4) different chemokine receptors as drug targets, to discover and develop small molecule receptor antagonists or agonists, through to certain proof of concept trials, and for up to six (6) of which (plus their respective back-ups), GSK shall have exclusive options, exercisable at GSK’s sole discretion, to further develop and commercialize on an exclusive basis for any and all uses in the Territory, all on the terms and conditions set forth herein;

WHEREAS, upon exercise of each of its options to such compounds by GSK, ChemoCentryx desires to grant and will grant to GSK, and GSK desires to obtain and will obtain, an exclusive license in the Territory (as defined below) under this Agreement to make, have made, use, sell, offer for sale, and import certain Licensed Products (as defined herein) throughout the Territory on the terms and conditions set forth herein; and

WHEREAS, contemporaneously with the execution of this Agreement, the Parties have executed a separate Series D Subscription Agreement and related agreements pursuant to which GSK shall purchase shares of Series D Preferred Stock of ChemoCentryx (collectively, the “Stock Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

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ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless context dictates otherwise. All references to “Dollars” means U.S. Dollars. The use of the singular form of a defined term also includes the plural form and vice versa, except where expressly noted:

1.1 “Acceptance” means the earliest date the FDA (or equivalent foreign regulatory authority) notifies GSK that it has accepted the relevant regulatory submission (e.g., NDA or MAA) with respect to a Licensed Product.

1.2 “Affiliate” shall mean any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. For purposes of this Agreement, a “Person” shall mean any corporation, firm, partnership or other entity recognized as having a separate existence under the law.

1.3 “Asthma CCR9 PoC Trial” shall mean a Phase 2 Clinical Trial of a Collaboration Compound targeting CCR9 that is reasonably designed to demonstrate, with statistical significance either efficacy, if possible, or if demonstration of efficacy is not possible, the hypothesized mechanism of action (i.e., the scientific concept underlying the proposed product) for an asthma Indication.

1.4 “Back-up Compound” shall mean, with respect to a given Development Candidate, the two (2) Collaboration Compounds selected by the JSC (or by GSK) pursuant to Section 3.6.2 and Controlled by ChemoCentryx, that: (a) [***]; (b) [***]; (c) [***]; (d) [***]; and (e) [***].

1.5 “Breaching Party” shall have the meaning assigned to such term in Section 12.2.

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1.6 “C5aR” shall mean that certain chemokine receptor designated by ChemoCentryx as C5aR and further described in Exhibit C.

1.7 “Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.8 “CCR1” shall mean that certain chemokine receptor designated by ChemoCentryx as CCR1 and further described in Exhibit D.

1.9 “CCR9” shall mean that certain chemokine receptor designated by ChemoCentryx as CCR9 and further described in Exhibit E.

1.10 “CCR9 Option Exercise Fee” shall have the meaning set forth in Section 6.3.1.

1.11 “CCR9 QTc Payment” shall have the meaning set forth in Section 3.11.1.

1.12 “CCX282” shall mean the compound designated by ChemoCentryx as CCX282, having the structure represented in Exhibit E and any salt form thereof.

1.13 “CCX282 Back-up Compound” shall mean any Back-up Compound to CCX282.

1.14 “cGMP” shall mean all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products. For purposes of this Agreement, cGMPs shall mean (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 210 and The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products as each may be amended from time to time or (ii) promulgated by any governmental body having jurisdiction over the manufacture of a Collaboration Compound or Development Candidate, in the form of laws or regulations.

1.15 “ChemoCentryx Know-How” shall mean any Information that (a) is Controlled by ChemoCentryx on or after the Effective Date (and which is other than Collaboration Know-How) and (b) relates directly to any Collaboration Compound, or is directly useful for purposes of GSK conducting its obligations under the Product Candidate Commercialization Program, or otherwise is necessary for the manufacture, use or sale of any Progressed Compound, Product Candidate and/or Licensed Product.

1.16 “ChemoCentryx Patents” shall mean all Patents in the Territory Controlled by ChemoCentryx as of the Effective Date as set forth on Exhibit A, and any other Patents Controlled by ChemoCentryx during the Term (and which is other than any Collaboration Patent) which cover the research, development, manufacture, use, composition of matter, method of use, import, offer to sell or sale of any Progressed Compound, Product Candidate and/or Licensed Product.

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1.17 “ChemoCentryx Technology” shall mean, collectively, (i) the ChemoCentryx Patents and ChemoCentryx Know-How, and (ii) any Collaboration Technology owned solely by ChemoCentryx or jointly by ChemoCentryx and GSK pursuant to Section 8.1.

1.18 “Clinical Studies” means human studies designed to measure the safety, efficacy, tolerability and appropriate dosage of a Development Candidate, Option Compound, Product Candidate, or Licensed Product, as the context requires, including without limitation Phase 1 Clinical Trials, Phase 2 Clinical Trials (including the PoC Trial), or Phase 3 Clinical Trials. Clinical Studies shall include, without limitation: (a) any clinical studies that ChemoCentryx determines is necessary or useful to conduct in the Territory for Collaboration Compounds, Development Candidates, or Option Compounds to achieve Regulatory Approvals; or (b) any clinical studies that GSK determines are necessary or useful to conduct in the Territory for Product Candidates or Licensed Products to achieve or maintain Regulatory Approvals.

1.19 “Collaboration Compound” shall mean:

1.19.1 CCX282 and all lead compounds and backup compounds targeting CCR9, CCR1 or C5aR and existing as of the Effective Date, as listed on Exhibits C, D, or E, as applicable; or

1.19.2 any small molecule compound owned or Controlled by ChemoCentryx that has been or is identified or created by or on behalf of ChemoCentryx as of the Effective Date or during the Research Term, and that meets the following criteria:

(a) with respect to Collaboration Targets CCR9, CCR1 and C5aR, such compound interferes with [***], such level to be established by the JSC during the Research Term; and

(b) with respect to Collaboration Target [***], such compound binds to or stimulates such Collaboration Target at [***].

(c) such compound is selective for a given Collaboration Target, as determined by the JSC, or as otherwise determined or represented by ChemoCentryx in documentation prior to or after the Effective Date.

1.20 “Collaboration Know-How” means any Information pertaining to a Collaboration Compound that is discovered, developed, invented or created solely by or on behalf of a particular Party (or its agent or contractors), or by the Parties jointly (or through their contractors), and/or by their respective Affiliates, in each case pursuant to work conducted during the Collaboration Term under the Research Program or under any Early Development Program in accordance with the Research Plan or the Early Development Plan or during the Product Candidate Commercialization Program.

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1.21 “Collaboration Patent” means any Patent that claims or covers Collaboration Know-How.

1.22 “Collaboration Target(s)” shall mean any of the following four (4) chemokine or chemoattractant receptors: (a) C5aR; (b) CCR1; (c) CCR9; and (d) [***].

1.23 “Collaboration Technology” means the Collaboration Know-How and the Collaboration Patents.

1.24 “Collaboration Term” means the period from the Effective Date until the end of the Early Development Term hereunder.

1.25 “Combination Product” shall mean Licensed Product that includes at least one other therapeutically effective active pharmaceutical ingredient (whether co-formulated or co-packaged with the Collaboration Compound in such Licensed Product) which is neither the Collaboration Compound nor part of the same molecule as that containing the Collaboration Compound. To be a Combination Product the Licensed Product and all its ingredients (including the Drug Substance) must be sold together as a single product and invoiced as one product. Notwithstanding the foregoing, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically effective active pharmaceutical ingredients,” and their presence shall not be deemed to create a Combination Product for purposes of this Section 1.25.

1.26 “Competitive Infringement” shall have the meaning assigned to such term in Section 8.5.1.

1.27 “Compound Patents” shall have meaning assigned to such term in Section 8.2.4(a).

1.28 “Confidential Information” shall have the meaning assigned to such term in Section 9.1.

1.29 “Contract Year” shall mean a year of 365 days (or 366 days in a leap year) beginning on the Effective Date and ending one (1) year thereafter and so on year-by-year. “Contract Year One” shall mean the first such year; “Contract Year Two” shall mean the second such year, and so on, year-by-year.

1.30 “Control,” “Controls,” “Controlled” or “Controlling” shall mean possession of the legal right and ability to grant the licenses or sublicenses as provided herein without

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violating the terms of any agreement or other arrangement with any Third Party. A Party shall be deemed to Control Collaboration Technology to the extent of its individual or joint interest therein, as applicable.

1.31 “Co-promote” or “Co-promotion” shall mean, with respect to ChemoCentryx, to engage in the agreed upon promotional activities for a Co-Development Compound as further described in Section 5.6.1.

1.32 “Co-promotion Right” shall have the meaning assigned to such term in Section 5.6.1.

1.33 “Derivative” shall mean a compound that is [***].

1.34 “Develop” or “Development” shall mean activities relating to obtaining Regulatory Approval of Licensed Products, and activities of Third Party manufacturers to develop manufacturing capabilities for Licensed Products. Development includes, but is not limited to, Pre-Clinical Activities, pharmacology studies, biomarker studies, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, Clinical Studies, regulatory affairs activities.

1.35 “Development Candidate” shall mean a Collaboration Compound that has been determined by the JSC to have satisfied the Development Candidate Criteria and has been approved by the JSC as suitable for the initiation of IND Studies, and if successful, Clinical Studies, or, in the absence of the above, any Collaboration Compound that is otherwise deemed by GSK to be a Development Candidate, pursuant to GSK’s rights to make such a determination under Section 4.3.2 of this Agreement.

1.36 “Development Candidate Criteria” shall mean key data regarding the developability characteristics of a Collaboration Compound candidate for nomination as a Development Candidate for IND enabling studies. Typically the developability criteria will include [***]. An assessment of [***] should be typically included with [***]. In addition, the properties of the Collaboration Compound regarding [***] should be included. Assessment of the [***] will also be typically included in the assessment.

1.37 “Diligent Efforts” shall mean, with respect to a Party’s obligation under this Agreement, carrying out such obligations using sustained efforts, acting reasonably promptly and taking into account scientific and commercially relevant factors such as (as applicable) stage of development, product life, patent position, strategic value, profit and market potential, and regulatory issues, in accordance with the following:

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1.37.1 For ChemoCentryx: ChemoCentryx shall apply commercially reasonable efforts in the conduct of all activities and obligations for which ChemoCentryx is responsible with respect to the research and development activities for the Research Program under the Agreement, in accordance with the activities and obligations that are set forth in the Research Plan, and in each Early Development Program in accordance with the activities and obligations under the Early Development Plan for each Collaboration Target as established hereunder. Such efforts shall at all times be consistent with the manner and degree in which ChemoCentryx would apply efforts for a compound which is a potential development candidate, a development candidate or a clinical stage compound (as applicable) in its own research and development pipeline, with similar technical, safety, medical and scientific profiles and characteristics, a similar level of development complexity, and a similar potential commercial or strategic value as compared to the Collaboration Compound in question.

1.37.2 For GSK: Upon the exercise of each of its Product Options, GSK shall apply commercially reasonable efforts in the conduct of all activities and obligations for which GSK is responsible with respect to the further development and commercialization of such Licensed Product under the Agreement. Such efforts shall at all times be consistent with the manner and degree in which GSK would apply efforts for a compound which is a clinical stage compound or potential product (as applicable) in its own pipeline, at a similar stage of development with similar technical, safety, medical and scientific profiles and characteristics, a similar level of development complexity and difficulty, and with a similar potential market value or strategic value as compared to the Licensed Product in question.

1.37.3 A Party that is required to use Diligent Efforts with respect to an obligation must: (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) establish and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objective.

1.38 “Disclosing Party” shall have the meaning assigned to such term in Section 9.1.

1.39 “Dossier Studies” means, with respect to a given Product Candidate, those Clinical Trials (and including any related non-clinical or clinical studies) that are required by a Regulatory Authority to support and obtain Regulatory Approval for such Licensed Product for a given Indication in a Major Country.

1.40 “Dossier Study Costs” means with respect to a particular Product Candidate, the sum of the following costs to the extent incurred after the exercise by ChemoCentryx of the Co-Development Option with respect to such Product Candidate:

(a) All direct internal costs and out-of-pocket expenses incurred by GSK and/or its Affiliates during such period in the conduct of all Dossier Studies, and for product material, comparator drug and placebo used in the Dossier Studies.

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(b) Allocable overhead to the extent allocated to the costs described in (a), where allocable overhead shall mean costs incurred by GSK or its Affiliates which are attributable to the costs of supervisory services, occupancy, payroll, information systems, human resources and purchasing, as allocated to company departments based on space occupied, headcount or activity-based methods, in all cases as applied by such Party in accordance with its accounting standards on a consistent basis. Without limitation, allocable overhead shall not include the costs of general corporate activities including, by way of example, executive management, investor relations, business development, corporate or general legal and finance.

(c) Such costs as described in clauses (a) and (b) shall be determined in accordance with applicable Generally Accepted Accounting Principles (GAAP) and in accordance with GSK’s accounting standards on a consistent basis.

1.41 “Early Development Program” shall have the meaning set forth in Section 3.2.

1.42 “Early Development Plan” shall have the meaning assigned to such term in Section 3.7.

1.43 “Early Development Program Term” shall have the meaning set forth in Section 3.2.3.

1.44 “Early Development Term” shall have the meaning set forth in Section 3.2.4.

1.45 “EMEA” shall mean the European Medicines Evaluation Agency, and any successor entity thereto.

1.46 “European Union” or “EU” shall include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, United Kingdom, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, and any such other country or territory that may officially become part of the European Union after the Effective Date.

1.47 “Executive Officers” shall have the meaning assigned to such term in Section 2.3.4.

1.48 “FDA” shall mean the U.S. Food and Drug Administration, and any successor entity thereto.

1.49 “Field” shall mean any use or purpose, including without limitation the treatment, palliation, and/or prevention of any human or animal disease, disorder or condition; provided, however, that the Field shall specifically exclude the commercialization of protein therapeutics directed against Collaboration Targets. .

1.50 “First Commercial Sale” shall mean, with respect to each Product, the first sale for which payment has been received for use or consumption by the general public of such

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Product in any country in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding registration samples and compassionate use.

1.51 “FTE” shall mean a full-time technical person dedicated by ChemoCentryx to the Research Program, or in the case of less than a full-time dedicated technical person, a full-time equivalent technical person year, based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of technical work on or directly related to the Research Program. Technical work on or directly related to the Research Program to be performed by ChemoCentryx employees may include experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, seminars and symposia, managing and directing scientific staff, and carrying out management duties directly related to the Research Program.

1.52 “[***]” means initially an amount equal to $[***] per [***] per year; on January 1, 2007, and annually thereafter, such amount shall be adjusted to reflect any increase, since the prior adjustment (or the initial rate, as applicable), in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners, San Francisco/Oakland, based on the most recent monthly index figure available as of the adjustment date. Such [***] rate includes all benefits and any applicable overhead.

1.53 “Generic Product” means any pharmaceutical product sold by a Third Party, not authorized by GSK, an Affiliate or sublicense or GSK, and is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority, on the basis of it being comparable to and substitutable for such Licensed Product, as stated in a regulatory filing with such Regulatory Authority.

1.54 “GSK Incurred Costs” means, with respect to a particular Product Candidate, the sum of the following costs to the extent incurred by GSK until such time as ChemoCentryx exercises the Co-Development Option, if applicable, with respect to such Licensed Product:

(a) all direct internal costs and out-of-pocket expenses actually incurred by GSK and/or its Affiliates in the course of formulation development as required to enable the clinical studies to be used in support of regulatory filings with the FDA, to the extent required;

(b) all direct internal costs and out-of-pocket expenses incurred by GSK and/or its Affiliates during such period in the conduct of all clinical and non-clinical studies for the indication at issue and intended to generate data required for U.S. NDA approval of a Product Candidate for such indication (including clinical trials conducted by GSK in Europe, but only where the data obtained from such trials is intended to be used in obtaining or maintaining

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Regulatory Approval in the U.S., but excluding any clinical or related non-clinical trials or studies that are specifically necessary for Regulatory Approval of a Product Candidate in a country or jurisdiction outside the United States);

(c) all direct internal costs and out-of-pocket expenses incurred by GSK and/or its Affiliates during such period for Product Candidate material, comparator drug and placebo used in any of the aforementioned studies in (b); and

(d) allocable overhead to the extent allocated to the costs described in (a), (b) and (c), where allocable overhead shall mean costs incurred by GSK or its Affiliates which are attributable to the costs of supervisory services, occupancy, payroll, information systems, human resources and purchasing, as allocated to company departments based on space occupied, headcount or activity-based methods, in all cases as applied by such Party in accordance with its accounting standards on a consistent basis. Without limitation, allocable overhead shall not include the costs of general corporate activities including, by way of example, executive management, investor relations, business development, corporate or general legal and finance.

Such costs as described in clauses (a) through (d) shall be determined in accordance with applicable GAAP and in accordance with GSK’s accounting standards on a consistent basis.

1.55 “GSK Know-How” shall mean any Information pertaining specifically and primarily to a Progressed Compound that (a) is Controlled by GSK on the Effective Date; (b) is directly useful for purposes of ChemoCentryx conducting its obligations under the Early Development Plan; and (c) all non-patentable Inventions Controlled by GSK or its Affiliates during the Term, if any, in each case that pertains specifically and primarily to a Progressed Compound and is necessary or useful for ChemoCentryx (i) to exercise any license granted under Section 5.1; (ii) to develop, make, have made, use, import, offer to sell or sell Returned Licensed Products; or (iii) to market any Licensed Product with respect to which ChemoCentryx obtains a right to Co-promote as set forth in Section 5.6 of this Agreement.

1.56 “GSK Patents” shall mean all Patents in the Territory Controlled by GSK or its Affiliates as of the Effective Date, and any other Patent Controlled by GSK during the Term to the extent containing a claim which pertains specifically and primarily to a Progressed Compound and is necessary or useful for ChemoCentryx (a) to exercise any license granted under Section 5.1; (b) to develop, make, have made, use, import, offer to sell or sell Returned Licensed Products; or (c) to market any Licensed Product with respect to which ChemoCentryx obtains a right to Co-promote as set forth in Section 5.6 of this Agreement.

1.57 “GSK Reverse Royalty” shall have the meaning set forth in Section 6.7(b).

1.58 “GSK Technology” shall mean, any GSK Patents and GSK Know-How Controlled by GSK, or its Affiliates, in existence on the Effective Date or Controlled by GSK during the Term, including without limitation any Collaboration Technology owned by GSK either jointly or solely.

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1.59 “IBD Indication(s)” shall mean either or both of Crohn’s Disease and ulcerative colitis.

1.60 “IBD Net Sales” shall have the meaning assigned to such term in Section 6.6.3(a).

1.61 “IND” shall mean any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a CTA in the European Union).

1.62 “IND Studies” means Pre-Clinical Activities and Clinical Studies undertaken by ChemoCentryx to support the filing of an IND.

1.63 “Indemnitee” shall have the meaning assigned to such term in Section 11.3.

1.64 “Indication” means each therapeutic and/or prophylactic use of separate and distinct diseases, disorders or medical conditions that a Product Candidate and/or Licensed Product is intended to treat, prevent, cure, or ameliorate, or that is or is intended to be the subject of a clinical trial on a Product Candidate and/or Licensed Product where [***].

1.65 “Information” means all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. As used herein, “clinical test data” shall be deemed to include all information related to the clinical or preclinical testing of a Collaboration Compound, or Licensed Product, including without limitation, patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.66 “Initial Term” shall have the meaning set forth in Section 3.1.

1.67 “Initiation” shall mean, with respect to the studies set forth in Section 6.4.2, the first dosing of the first patient in such study.

1.68 “Invention” shall mean any new or useful process, machine, manufacture, composition of matter, or method of use relating to or comprising any Collaboration Compound, Development Candidate, Option Compound, Product Candidate or Licensed Product (including, without limitation, the formulation, delivery or use thereof), whether patentable or unpatentable, or any improvement thereof, that is conceived during the Term in connection with the Parties’ activities under this Agreement.

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1.69 “Joint Patent Subcommittee” shall have the meaning assigned to such term in Section 2.3.8(b).

1.70 “Joint Program Subcommittee” or “JPS” shall have the meaning assigned to such term in Section 2.3.8(a).

1.71 “Joint Steering Committee” or “JSC” shall have the meaning assigned to such term in Section 2.3.

1.72 “Licensed Product(s)” shall mean any product, including any formulation or dosage or delivery form thereof, containing or comprising a Product Candidate, including any metabolite, prodrug, ester, salt, crystalline polymorph, hydrate or solvate of any such Product Candidate.

1.73 “Losses” shall have the meaning assigned to such term in Section 11.1.

1.74 “Major Country” shall mean the United States, Japan, France, Germany, Italy, Spain, and the United Kingdom.

1.75 “Major Indication” shall mean any discrete non-orphan Indication; provided, however, that [***]. By way of example [***].

1.76 “Marketing Approval” shall mean all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale, and in Europe, payor approval of price and reimbursement for Licensed Product. of Licensed Products in a regulatory jurisdiction. “Marketing Approval” shall be deemed to occur upon first receipt of notice from a Regulatory Authority that sale of a Licensed Product has been approved.

1.77 “Marketing Approval Application” or “MAA” shall mean a New Drug Application (as defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.50, et. seq.), or a comparable filing for Marketing Approval (not including pricing or reimbursement approval) in a country, in each case with respect to a Product in the Territory.

1.78 “MHLW” shall mean the Ministry for Health, Labor and Welfare of Japan, or the Pharmaceutical and Medical Devices Agency (the “PMDA,” formerly known as IYAKUHIN SOGO KIKO), or any successor to either of them, as the case may be.

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1.79 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the EU), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.80 “Net Sales” shall mean, with respect to any Product, the gross invoiced sales price of such Product sold by either (i) GSK, its Affiliates or Sublicensees or (ii), as the case requires, ChemoCentryx, its Affiliates or Sublicensees (in each case, the “Selling Party”), in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:

(a) trade, quantity, and cash discounts;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c) freight, postage and duties, and transportation charges relating to such Product, including handling and insurance thereto; and

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made.

Sales between GSK and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales, except where such Affiliates or Sublicensees are end-users. In addition, Licensed Product provided to patients for compassionate use will not be included in Net Sales.

For purposes of determining royalties and sales milestones payable on Combination Products, Net Sales will be calculated as follows, in each calendar quarter:

(i) If all therapeutically active agents comprising the Combination Product are marketed and sold separately in commercially relevant quantities in a particular country in a calendar quarter and the Gross Selling Price (as defined below) for each agent can be separately determined for such quarter, Net Sales of each Combination Product for determining the Royalty

EXECUTION VERSION

Payment and sales milestones payable with respect to such Combination Product shall be calculated by multiplying the Net Sales of the Combination Product by A divided by the sum of A plus B (A/(A+B)), in which A is the Gross Selling Price of the single therapeutically active agent Product contained in the Combination Product sold during the relevant payment period and B is the Gross Selling Price of the other single therapeutically active agent(s) contained in the Combination Product sold during such payment period. All Gross Selling Prices of the therapeutically active ingredients in the Combination Product shall be calculated as the weighted average of the prices (in effect with respect to the period for which royalties and sales milestones are being calculated hereunder) in effect in the countries representing the top eighty percent (80%) of the Combination Product sales (the “Market Basket”). “Gross Selling Price” means the gross price at which a product is sold to a third party before discounts, deductions, credits, taxes and allowances.

(ii) If either A or B (but not both) cannot be determined because separate sales in commercially relevant quantities of either the therapeutically active agent(s) other than the Product or the Product have not occurred in the applicable calendar quarter in which the sale of Combination Product was made or if the Gross Selling Price for either the therapeutically active agent(s) other than the Product or the Product cannot be determined for a calendar quarter, then the Net Sales of the Combination Product in such country for determining the Royalty Payment and sales milestones payable with respect to such Combination Product for such country for such period shall be calculated by multiplying Net Sales of such Combination Product in such country by either of the following, as applicable: (a) the number one (1) minus the result of dividing X over Y (1—(X/Y)), in which X is the Gross Selling Price in the Market Basket of the therapeutically active agent(s) other than the Product if sold separately in commercially reasonable quantities during the period and Y is the Gross Selling Price in the Market Basket of the Combination Product sold in the applicable period, or (b) the quotient of dividing X over Y (X/Y), in which X is the Gross Selling Price in the Market Basket of the Product if sold separately in commercially reasonable quantities during the period and Y is the Gross Selling Price in the Market Basket of the Combination Product sold in the period in question.

(iii) If neither of the single therapeutically active agent components of the Combination Product (i.e., neither A nor B) is sold separately in commercially relevant quantities in a country during a particular payment period, then the Royalty Payment payable on such Combination Product in such country for such period will be fifty percent (50%) of the Royalty Payment that would be due on a Product that is not a Combination Product, if it contains one (1) therapeutically active agent other than Product. If such Combination Product contains two (2) or more therapeutically active agents other than Product, then the Royalty Payment payable on such Combination Product in such country shall be pro rated accordingly where the composition or use of both active agents are either covered by a patent or not covered by a patent in the country in which such Combination Product is sold. However, if the composition or use of one such active agent is covered by a patent and the other is not, the Parties will meet and negotiate an appropriate mechanism for determining the royalty payable on such Combination Product.

1.81 “Non-breaching Party” shall have the meaning assigned to such term in Section 12.2.

EXECUTION VERSION

1.82 “Non-IBD Net Sales” shall have the meaning assigned to such term in Section 6.6.3(a).

1.83 “Non-CCR9 Option Exercise Fee” shall have the meaning set forth in Section 6.3.2.

1.84 “Option Compound” shall mean a Progressed Compound which has qualified as a Development Candidate and which has been determined in accordance with the provisions of this Agreement to have satisfied the PoC Criteria as the result of successful completion of a PoC Trial conducted with such Progressed Compound.

1.85 “Option Period” shall have the meaning assigned to such term in Section 4.3.1(a).

1.86 “Party” or “Parties” shall have the meaning assigned to such term in the Preamble.

1.87 “Patent” shall mean (a) issued and unexpired letters patent, including any extension, registration, confirmation, reissue, continuation, supplementary protection certificate, divisional, continuation-in-part, re-examination or renewal thereof, (b) patent applications pending approval, and (c) foreign counterparts of any of the foregoing; in each case to the extent the same has not been held, by a court or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken and which are useful or necessary to research, develop, use, or manufacture the or Collaboration Targets in the Territory or to research, develop, use, manufacture or commercialize Progressed Compounds into Licensed Products in the Territory.

1.88 “Patent Costs” shall mean the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patents.

1.89 “Payee” shall have the meaning assigned to such term in Section 6.10.1.

1.90 “Payor” shall have the meaning assigned to such term in Section 6.10.1.

1.91 “Phase 1 Clinical Trial” means a clinical trial of a pharmaceutical product on subjects that generally provides for the first introduction into humans of such product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product.

1.92 “Phase 2 Clinical Trial” means a clinical trial of a pharmaceutical product on subjects, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials.

EXECUTION VERSION

1.93 “Phase 3 Clinical Trial” means one or more clinical trials on sufficient numbers of subjects, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approvals for such drug.

1.94 “PoC Criteria” shall mean the criteria to be established by the Joint Steering Committee, subject to the final approval of GSK, for a given Development Candidate to meet following the PoC Trial in order to establish Proof of Concept so as to be a possible Option Compound. The PoC Criteria shall set forth: (a) [***]; (b) [***]; (c) [***]; (d) [***]; (e) [***]; and (f) [***].

1.95 “Pre-Clinical Activities” means in vitro and in vivo studies of a Licensed Product, not in humans, including those studies conducted in whole animals and other test systems, designed to determine the toxicity, bioavailability, and pharmacokinetics of a Collaboration Compound and whether the Collaboration Compound has a desired effect.

1.96 “Pre-commercial Supply Costs” means the sum of (a) all payments made by ChemoCentryx to Third Party contract manufacturer(s) for supply and delivery to ChemoCentryx of Collaboration Compounds, Development Candidates, or Option Compounds, as applicable, (b) Third Party royalties or other payments, and (c) any other customary and reasonable overhead costs actually incurred in, and reasonably allocable to, the manufacture and procurement of Collaboration Compounds, including: import and export duties; applicable taxes assessed on the purchase of such material; port fees and storage fees; shipping and handling; quality control; and quality assurance. The methodology for calculating Pre-commercial Supply Costs shall be consistent with U.S. Generally Accepted Accounting Practices and ChemoCentryx’s methodology for other products and shall be consistent from year-to-year.

1.97 “Product” shall mean, as the case may be, any: (a) Licensed Product; (b) Returned Licensed Product; or (c) Combination Product incorporating any of the foregoing products in clauses (a)-(b).

1.98 “Product Candidate” shall mean any Option Compound (together with its associated Backup Compounds) as to which GSK has exercised its Product Option pursuant to Section 4.3, but before the time of First Commercial Sale of such Product Candidate as a Licensed Product hereunder.

1.99 “Product Candidate Commercialization Program” shall have the meaning assigned to such term in Section 5.5.1.

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1.100 “Product Marketing Plan” shall mean the strategic and tactical plans developed by the GSK Sales and Marketing organization as described in Section 5.5.2 and referenced in Section 5.6 for the marketing, sales and promotion of a Licensed Product. Such Product Marketing Plan shall include marketing budgets, advertising and research plans, sales targets, and co-promotion details (if applicable).

1.101 “Product Option” shall have the meaning assigned to such term in Section 4.1.1.

1.102 “Progressed Compounds” means, with respect to a given Development Candidate or Option Compound, that Development Candidate/Option Compound as well as the [***] Back-up Compounds associated with such Development Candidate.

1.103 “Project Directors” shall have the meaning assigned to such term in Section 2.4.

1.104 “Proof of Concept Trial” or “PoC Trial” shall mean (a) with respect to a CCR9 Development Candidate, [***] and (b) with respect to any other Development Candidate, [***]. For clarity, the Proof of Concept Trial is [***]. In the event that any single PoC Trial would [***], the provisions of Section 2.3.6 shall apply.

1.105 “PROTECT-1 Trial” means the registration grade clinical trial (as may be amended or extended) being conducted by ChemoCentryx as of the Effective Date, which such trial has two phases: (a) for the induction of response or remission in patients with moderate to severe Crohn’s Disease (the “PROTECT-1 Induction Phase”) and (b) later extended to evaluate the use of CCX282 to maintain a resulting response or remission in patients with moderate to severe Crohn’s Disease (the “PROTECT-1 Maintenance Phase”).

1.106 “PROTECT-2 Trial” means the Phase 3 Clinical Trial for the induction and maintenance of remission in patients with moderate to severe Crohn’s Disease to be conducted following the PROTECT-1 Trial, as further described in the Development Plan for CCX282.

1.107 “PoC Trial Report” shall have the meaning assigned to such term in Section 4.2.1.

1.108 “Prosecuting Party” shall have the meaning assigned to such term in Section 8.2.4(b).

1.109 “Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, and requests for patent term extensions with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

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EXECUTION VERSION

1.110 “Quality Agreement” means an agreement entered into by the Parties in connection with the provision of preclinical or clinical supplies of one or more Progressed Compounds or Product Candidates setting out the respective responsibilities of the Parties for technical and quality matters.

1.111 “QTc Study” means the study conducted by ChemoCentryx after the Effective Date relating to a human clinical trial using the approach outlined in the FDA ICH E14 guidance for industry entitled “E14 Clinical Evaluation of QT/QTc Interval Prolongation and Proarrhythmic Potential for Non-Antiarrhythmic Drugs” in order to test whether the drug causes a clinically significant delay in ventricular repolarization.

1.112 “Receiving Party” shall have the meaning assigned to such term in Section 9.1.

1.113 “Refused Candidate” shall have the meaning assigned to such term in Section 4.3.1(d).

1.114 “Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Licensed Product in the applicable jurisdiction.

1.115 “Regulatory Authority” or “Regulatory Authorities” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto.

1.116 “Related Compound” shall mean (a) any metabolite, prodrug, ester, salt, crystalline polymorph, hydrate or solvate of a Progressed Compound, Product Candidate or Licensed Product; or (b) an analog or Derivative of a Progressed Compound, Product Candidate or Licensed Product.

1.117 “Report Date” shall have the meaning assigned to such term in Section 4.3.1(a).

1.118 “Research Plan” shall have the meaning assigned to such term in Section 3.5.1.

1.119 “Research Program” shall mean the program of research, discovery, characterization, optimization and pre-clinical testing of Collaboration Compounds up until IND Studies to be conducted by ChemoCentryx during the Research Term, as set forth in Article 3.

1.120 “Research Term” shall mean the period beginning on the Effective Date and ending on the later of: (a) the termination or expiration of the Initial Period, or (b) if elected pursuant to Section 3.1.1, the Research Term Extension.

EXECUTION VERSION

1.121 “Research Term Extension” shall have the meaning assigned to such term in Section 3.1.1.

1.122 “Respiratory Indication” shall mean any Indication for respiratory disorders, diseases, or conditions, such as, but not limited to, asthma and chronic obstructive pulmonary disease.

1.123 “Returned Licensed Product” shall have the meaning assigned to such term in Section 5.7.1.

1.124 “ROW” shall mean all countries in the Territory except for the United States.

1.125 “Stock Purchase Agreement” shall have the meaning assigned to such term in the Preamble.

1.126 “Subcommittee” shall have the meaning assigned to such term in Section 2.3.8.

1.127 “Sublicensee” shall mean, with respect to a particular Product Candidate or Product, a Third Party to whom GSK or ChemoCentryx, as applicable, has granted a sublicense or license under any Collaboration Technology and/or the technology licensed to such Party pursuant to this Agreement.

1.128 “Successful CD Induction Results” shall have the meaning assigned to such term in Section 3.7.2(d).

1.129 “Target Product Profile” or “TPP” means, with respect to a given Development Candidate or class of compounds, and a given Indication, the desired and required attributes for an aspirational drug product based thereon to treat, delay or prevent such Indication. These attributes will be determined through [***].

1.130 “Term” shall have the meaning assigned to such term in Section 12.1.4.

1.131 “Territory” shall mean all of the countries and territories of the world.

1.132 “Third Party” shall mean any entity other than ChemoCentryx or GSK or an Affiliate of ChemoCentryx or GSK.

1.133 “United States” or “U.S.” shall mean the United States of America.

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EXECUTION VERSION

1.134 “Valid Claim” means a claim within an issued United States or foreign patent that is included within the ChemoCentryx Patents or the Collaboration Patents (but only for Collaboration Patents where the subject matter of such claim was invented solely by ChemoCentryx or jointly by ChemoCentryx and GSK) that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency or other authority of competent jurisdiction in an order or decision from which no appeal can be taken or was timely taken, including without limitation, through opposition, re-examination, reissue or disclaimer.

ARTICLE 2

COLLABORATION OVERVIEW;

OVERSIGHT OF THE COLLABORATION

2.1 Overview. Pursuant to this Agreement, ChemoCentryx will undertake and be responsible for the conduct of the Research Program, the Early Development Program(s) and all PoC Trials, as further discussed in Article 3, the scope of which is the discovery, identification and development of small-molecule compounds directed toward the Collaboration Targets, for which compounds GSK shall have certain exclusive options to obtain an exclusive license on a worldwide basis, as further discussed in Article 4.

2.2 General. Generally, except as otherwise expressly provided herein, ChemoCentryx shall be solely responsible for all research, discovery and Development activities, and for all costs and expenses associated therewith, with respect to Collaboration Compounds, Development Candidates, and Option Compounds prior to exercise by GSK of its Product Option with respect to any such Option Compounds, provided, however, that ChemoCentryx shall have the right to engage Third Parties as subcontractors to conduct certain of its respective activities to be undertaken pursuant to the Research Plan, as further discussed in Sections 3.5 and 3.13 below. GSK shall be solely responsible for all development and commercialization activities, and for all costs and expenses associated therewith, with respect to Product Candidates and Licensed Products thereafter, following exercise of its Product Option.

2.3 The Joint Steering Committee. Promptly and in any event within ninety (90) days after the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Section 2.3. The JSC shall have review and oversight responsibilities for all research and Development activities performed hereunder during the Research Term and with respect to each Early Development Program prior to exercise of a Product Option by GSK, and shall serve as a vehicle to facilitate the conduct of information between the Parties with respect to any commercialization activities and the Product Candidate Commercialization Program, in each case as more specifically provided herein. Each Party agrees to keep the JSC informed of its progress and activities within the Research Program, each Early Development Program, and each Product Candidate Commercialization Program, respectively.

EXECUTION VERSION

2.3.1 Membership. The JSC shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of GSK and ChemoCentryx. Each Party shall provide the other with a list of its initial members of the JSC on the Effective Date. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 14.6 of this Agreement. Each representative of each Party shall be of the level of vice-president or higher, and shall have expertise (either individually or collectively) in business and pharmaceutical drug discovery and development. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC as a non-voting participant, subject to the confidentiality obligations of Article 9. The Parties shall designate a chairperson (each, a “Chairperson”) to oversee the operation of the JSC and prepare minutes as set forth in Section 2.3.3, each such Chairperson to serve a twelve (12) month term. The right to name the Chairperson shall alternate between the Parties, with ChemoCentryx designating the first such Chairperson.

2.3.2 Meetings. During the Collaboration Term, the JSC shall meet in person or otherwise at least once each Calendar Quarter, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. Upon the conclusion of the Collaboration Term, the JSC shall meet, in person or otherwise, at least once every two (2) Calendar Quarters to provide ChemoCentryx an update regarding GSK’s efforts under the Product Candidate Commercialization Program and otherwise to perform the responsibilities assigned to it under this Agreement; provided, however, that during the Royalty Term for a particular Licensed Product, the Parties agree to periodically discuss in good faith the frequency of such ongoing meetings. Notwithstanding the foregoing, if ChemoCentryx exercises its Co-Development Option under Section 5.2 with respect to any Licensed Product, the JSC shall resume meeting at least once each Calendar Quarter, unless otherwise agreed by the Parties. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

2.3.3 Minutes. During the Collaboration Term, the Chairperson shall be responsible for preparing and circulating minutes within fifteen (15) days after such meeting setting forth, inter alia, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 2.3.4. Such minutes shall be effective only after approved by both Parties. With the sole exception of specific items of the meeting minutes to which the members cannot agree and which are escalated to the Executive Officers as provided in Section 2.3.4 below, definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain. If at any time during the

EXECUTION VERSION

preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 2.3.4. The decision resulting from the escalation process shall be recorded by the Chairperson in amended finalized minutes for said meeting.

2.3.4 Decision Making. Generally, except as otherwise expressly provided herein, decisions of the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. In the event that the JSC is unable to reach a consensus decision within [***] days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of ChemoCentryx, or such other person holding a similar position designated by ChemoCentryx from time to time, and the Senior Vice President of the Center of Excellence for External Drug Discovery of GSK, or such other person holding a similar position designated by GSK from time to time (collectively, the “Executive Officers”), for resolution. The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than [***] days after the matter was referred to them, the issue shall be resolved as follows:

(a) ChemoCentryx Decisions. Except as expressly otherwise set forth in this Agreement, ChemoCentryx shall have final decision-making authority with respect to all decisions relating to:

(i) the Research Program and Research Plan;

(ii) all Pre-Clinical Activities and Clinical Studies conducted by or on behalf of ChemoCentryx, and all Early Development Plans, including the nomination of any Development Candidate, but excluding the selection of Indications that should be addressed by any given proposed Development Candidate or its Back-up Compounds, which shall be mutually agreed upon pursuant to Section 2.3.5, and excluding any PoC Trials or design or content thereof; and

(iii) manufacture of Collaboration Compounds prior to exercise by GSK of its Product Option with respect to such Collaboration Compounds.

(b) GSK Decisions. Except as otherwise expressly set forth in this Agreement, GSK shall have final decision-making authority with respect to all decisions relating to:

(i) its decision whether to exercise its Product Option;

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EXECUTION VERSION

(ii) the development of Product Candidates after exercise by GSK of its Product Option with respect to same;

(iii) the Product Candidate Commercialization Program and

(iv) all matters pertaining to commercialization and marketing of Licensed Products after exercise of its Product Option.

2.3.5 Decision Making Regarding Indications. Notwithstanding Sections 2.3.4(a) and (b), with respect to each Development Candidate nominated by the JSC, and in the course of such nomination process, the Parties shall mutually determine which potential Indication(s) to pursue for such Development Candidate and the related set of Progressed Collaboration Compounds, (other than CCX282 and its Back-up Compounds for which ChemoCentryx shall have the right to pursue in Crohn’s Disease and in the Asthma CCR9 PoC Trial as provided for in this Agreement). Accordingly, no Indication shall be pursued by ChemoCentryx under this Agreement with respect to any such Development Candidate or Progressed Compound without the prior mutual agreement of both Parties, through the JSC. In determining which Indication to pursue, the JSC shall take into consideration the estimated costs and possible trial design of the PoC Trial for such Indication for such Development Candidate, in addition to the relevant scientific, medical, safety and commercial considerations.

In the event that the JSC is unable to reach agreement on at least one Indication for a Development Candidate or other Progressed Compound(s) against a given Collaboration Target within [***] days from first considering the issue, then the Parties shall escalate the matter for a final decision to the Executive Officers, who shall review and deliberate such matter promptly and in good faith with the objective of agreeing on at least one Indication for such Development Candidate or other Progressed Compound(s). Unless and until such Executive Officers agree upon such Indication, no Indication shall be pursued by ChemoCentryx under this Agreement with respect to such Development Candidate or Progressed Compounds.

2.3.6 Decision Making Regarding PoC Criteria and PoC Trial Design. In the event that the JSC cannot resolve any dispute arising in the JPS with respect to the content of PoC Criteria, or with respect to the design or content of a PoC Trial, within [***] days after meeting and attempting to reach agreement on such dispute, such dispute shall be submitted promptly to the Executive Officers, who shall have a period of [***] days to resolve such dispute; provided, however, that, notwithstanding anything contained in this Agreement or any interpretation of this Agreement to the contrary, with respect to any such disputes involving the content of the PoC Criteria or the design or content of any PoC Trial, as to any given Development Candidate or Progressed Compound(s), GSK shall have final decision-making authority regarding any such proposed PoC Criteria or PoC Trial design, provided that it asserts

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EXECUTION VERSION

such final decision-making right in good faith, based upon credible scientific and medical evidence or upon some other rational basis in light of scientific, medical, safety and commercial considerations, and also takes into consideration the limitations thereon set forth in the definition of “PoC Trial”, as well as the Preliminary PoC Plan agreed upon by the Parties and ChemoCentryx’s reliance thereon on the conduct to date of the Early Development Program. In the event that GSK exercises such final decision-making authority, ChemoCentryx shall be obligated to conduct such PoC Trial at its sole cost and expense in accordance with the PoC Criteria and the PoC Trial design and content as finally determined by GSK, provided that in no event shall ChemoCentryx be obligated [***]. In the event that GSK in good faith believes for good scientific and/or medical reasons that the PoC Trial should [***], it shall bring such matter to the JSC and ChemoCentryx shall consider such request in good faith, subject to the requirement that ChemoCentryx not be required to [***] on such PoC Trial. As used in this Section 2.3.6, [***].

2.3.7 Responsibilities of the JSC. The JSC shall be responsible for overseeing the entire collaboration between GSK and ChemoCentryx during the Collaboration Term under this Agreement, including both the Research Program and each Early Development Program. With respect to the Product Candidate Commercialization Program, the JSC shall serve only as a vehicle to facilitate the transfer of information between the Parties, and the JSC will not have any decision making authority over any aspect of the Product Candidate Commercialization Program or over any other Development or commercialization matters after the exercise by GSK of its Product Option. Without limiting the foregoing, the JSC shall perform the following functions, some or all of which may be addressed directly at any given meeting of the JSC:

(a) review the overall progress of ChemoCentryx’s efforts to discover, identify, optimize and develop Collaboration Compounds, Development Candidates and Option Compounds;

(b) review, update and approve the PoC Criteria and the Target Product Profiles, all of which shall be subject to final approval by GSK;

(c) review, modify, update and approve the PoC Trial designs, as recommended by the JPS, subject to Section 2.3.6;

(d) review and approve any potential Indications that should or should not be addressed by each Development Candidate, Progressed Compound(s) or other Collaboration Compound against each Collaboration Target, as provided in Section 2.3.5;

(e) review and approve and update the Target Product Profile established by GSK for Collaboration Compounds directed against each Collaboration Target, subject to final approval and final decision-making authority by GSK;

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EXECUTION VERSION

(f) review and update the Research Plan and the Early Development Plans as set forth in Sections 3.5.1 and 3.7.1;

(g) serve as an information transfer vehicle to facilitate the discussion of Development and commercialization of Product Candidates and Licensed Products;

(h) review and coordinate all of the Parties’ activities under this Agreement during the Collaboration Term;

(i) in accordance with the procedures established in Section 2.3.4 and subject to Section 3.6.4, discuss and attempt to resolve any deadlock issues submitted to it by any Subcommittee;

(j) attempt to resolve any disputes regarding proposed publications containing Confidential Information; and

(k) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time, provided, however that the JSC shall not have the power to amend or modify this Agreement.

2.3.8 Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas of preclinical development, clinical development, Patents, process sciences, manufacturing, regulatory affairs, product development and/or product commercialization, as applicable to the stage of development of the project or activity.

(a) The Joint Program Subcommittee.

(i) Creation of JPS. Promptly after the Effective Date, the JSC shall establish the Joint Program Subcommittee (the “JPS”). The JPS shall be comprised of two (2) representatives (or such other number of representatives as the Parties may agree) from each of GSK and ChemoCentryx. The JPS will report to the JSC and will be responsible for the recommendation to the JSC of all PoC Criteria, and the design of all PoC Trials and the relevant endpoints for each Development Candidate under each respective Early Development Program. In the event of a dispute within the JPS on the design or content of any PoC Criteria or on any PoC Trial design or content, such matter shall be submitted to the JSC for resolution in accordance with the provisions of Section 2.3.6 and Section 3.6.4.

(ii) Limits to Oversight by JPS for CCX282. Notwithstanding the foregoing clause (a), with respect to the design and content of the PROTECT-1 PoC Trial for CCX282, in the event of a dispute in the JPS and referral of such matter to the JSC for

EXECUTION VERSION

resolution, ChemoCentryx shall have the final decision-making authority under Section 2.3.6. With respect to the design and content of the PROTECT-2 Trial for CCX282 for the IBD Indications, in the event of a dispute in the JPS and referral of such matter to the JSC for resolution, GSK shall have the final decision-making authority under Section 2.3.6. The Parties acknowledge and agree that the JPS may only commence its efforts to design the PROTECT-2 Trial after the primary endpoints relative to the induction of remission in patients are met under the PROTECT-1 Induction Phase; provided, however, that the JSC may authorize the JPS to commence efforts to design the PROTECT-2 Trial prior to the achievement of such primary endpoints as such earlier design efforts may be scientifically and clinically prudent

(b) Creation of Joint Patent Subcommittee. Promptly after the Effective Date, the JSC shall establish a Joint Patent Subcommittee (the “Joint Patent Subcommittee”). The shall be comprised of an equal number of representatives from each of GSK and ChemoCentryx. The Joint Patent Subcommittee will report to the JSC and will be responsible for the coordination of the Parties efforts in accordance with the provisions set forth in Article 8 of this Agreement, including the review and filing of joint patent applications and assessments of inventorship of inventions created during the Collaboration Term. In the event of a dispute within the Joint Patent Subcommittee, such matter shall be submitted to the JSC for resolution.

2.4 Project Directors. Promptly after the Effective Date, each Party shall appoint an individual (other than an existing member of the JSC) to act as the project leader for such Party (each, a “Project Director”). Each Project Director shall thereafter be permitted to attend meetings of the JSC as a nonvoting observer, subject to the confidentiality provisions of Article 9. The Project Directors shall be the primary point of contact for the Parties regarding the collaboration activities contemplated by this Agreement and shall facilitate all such activities hereunder including, but not limited to, the exchange of Information described in Section 3.10. The Project Directors shall also be responsible for assisting the JSC in performing its oversight responsibilities and the JPS in performing its responsibilities. The name and contact information for such Project Director, as well as any replacement(s) chosen by ChemoCentryx or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 14.6 of this Agreement.

ARTICLE 3

RESEARCH AND DEVELOPMENT OF COLLABORATION COMPOUNDS

3.1 Research Program; Initial Term. The Research Program shall commence as soon as practicable after the Effective Date. Subject to the oversight and management of the JSC, ChemoCentryx shall have principal responsibility for the conduct of the Research Program, including all scientific, clinical, and regulatory activities in accordance with the Research Plan described in Section 3.5. GSK shall provide research funding to support activities under the Research Program pursuant to Section 3.7, and consultation and advice with respect to such activities, which shall be considered in good faith by ChemoCentryx. The Research Program will terminate upon the end of the [***] Contract Year (the “Initial Term”), unless earlier terminated, or extended in accordance with Section 3.1.1.

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3.1.1 Research Term Extension. At least six (6) months prior to the expiration of the Initial Term, the Initial Term may be extended by GSK for a period of [***] from the date of the expiration of the Initial Term (such extension, the “Research Term Extension”). In the event that GSK desires to exercise the Research Term Extension, it shall [***].

3.1.2 Clarifications. The Research Program shall be conducted by ChemoCentryx for each Collaboration Target throughout the duration of the Research Term unless earlier terminated by a decision of the JSC. The objective of the Research Program is to identify a Development Candidate and at least two (2) Backup Compounds to each Development Candidate for each Collaboration Target.

3.2 Early Development Program; Early Development Term.

3.2.1 Early Development Program. An early Development program shall be conducted by ChemoCentryx with respect to each Development Candidate as well as, where necessary in light of failure (prior to conduct of the PoC Trial) of such Development Candidate, the Back-Up Compounds for such Development Candidate, against each Collaboration Target (each, an “Early Development Program”). The JSC may, at its discretion at any time during the Early Development Program (prior to conduct of the PoC Trial), substitute for the Development Candidate either of the two Back-up Compounds for further Development, provided such Back-up Compounds meet the Development Candidate Criteria. ChemoCentryx shall have principal responsibility for the conduct of each Early Development Program for each Development Candidate, in accordance with the Early Development Plan described in Section 3.7, and shall have sole responsibility for all costs and expenses for each Early Development Program hereunder. GSK shall provide consultation and advice with respect to such activities, which shall be considered in good faith by ChemoCentryx. For clarity, with respect to any given Collaboration Target, there may be more than one Early Development Program where more than one Development Candidate has been nominated by the JSC (or by GSK) with respect to such Collaboration Target. The Parties agree to cooperate during the Collaboration Term in identifying and implementing opportunities to reduce the costs incurred in the conduct of the Research Program and any Early Development Program, including costs of equipment, consumables such as laboratory supplies and Third Party services such as toxicology, clinical studies or manufacturing services, provided such cooperation does not unduly delay or hamper ChemoCentryx in the performance of its activities thereunder. These attempts may include exploration of GSK’s preferred supply arrangements, the use of GSK’s reverse auction technology and other procurement expertise.

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3.2.2 If No Development Candidate Selected. For clarity, if no Development Candidate has been selected by the JSC (or by GSK) against a certain Collaboration Target by the end of the Research Term, as may be extended, ChemoCentryx shall not be required to conduct any activities under any Early Development Program with respect to such Collaboration Target and the Collaboration Compounds directed against such Collaboration Target shall revert to ChemoCentryx subject to the other terms and conditions of this Agreement; provided, however that if at the end of the Research Term, no Collaboration Compound has been nominated by the JSC as a Development Candidate which targets a given Collaboration Target other than CCR9, GSK shall have the right (exercisable only once per Collaboration Target), upon the payment of the Development Candidate Selection Milestone set forth in Section 6.4.2, to nominate at its sole discretion, a Collaboration Compound as a Development Candidate against such Collaboration Target (as well as two (2) additional Collaboration Compounds against such Collaboration Target to be deemed as Back-up Compounds thereto), such nominated Collaboration Compound to be deemed a Development Candidate (and thus, with its Back-up Compounds, Progressed Compounds) for all purposes under this Agreement, whereupon an Early Development Program for such Development Candidate for the relevant Collaboration Target shall be prepared and conducted by ChemoCentryx as provided in Section 3.2.1 and in accordance with the relevant provisions of this Agreement.

3.2.3 Early Development Program Term. Each Early Development Program will start at the earlier of commencement of activities under such Early Development Program or adoption of the Early Development Plan by the JSC, and will terminate upon the earlier of (a) the date on which GSK exercises its Product Option for the sixth (6th) Option Compound, (b) the date on which the JSC agrees to terminate such Early Development Program without either the JSC or GSK nominating a substituting Backup Compound for the lead Development Candidate against such Collaboration Target; or (c) ten (10) years from the start of the Early Development Program (the “Early Development Program Term”), unless earlier terminated pursuant to other applicable provisions of this Agreement; provided however, that ChemoCentryx’ diligence obligations shall [***] of any such Early Development Program Term.

3.2.4 Early Development Term. The Early Development Term (i.e. the overall term for all Early Development Programs under the Agreement) will commence at the start of the first Early Development Program under the Agreement and will terminate upon the termination of the last to terminate Early Development Program Term (the “Early Development Term”), unless earlier terminated in accordance with the other provisions of this Agreement.

3.2.5 Enabling Studies. GSK shall have the right at all times during the Research Term and during any relevant Early Development Program Term, exercisable at its sole discretion and its sole cost and expense, to conduct enabling activities such as formulation development, pre-clinical animal studies and/or compound scale-up (“Enabling Studies”) which either GSK or the JSC deems necessary or useful for the purpose of supplementing pre-clinical and/or clinical activities conducted by ChemoCentryx and relating to one or more of the Development Candidates. ChemoCentryx shall offer GSK reasonable cooperation in relation to such enabling activities including, subject to availability, the transfer of quantities of compounds,

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if necessary. It is understood and agreed by the Parties that any such Enabling Studies are to be conducted by GSK in its sole discretion and not as part of any Early Development Plan or PoC Trial and that ChemoCentryx shall not be required to delay the progress of any Early Development Plan to await the results of any such Enabling Studies.

3.3 Objectives; ChemoCentryx Diligence and Responsibilities.

3.3.1 ChemoCentryx Diligence. The common objective of the Parties is to identify and develop at least four (4) and up to a maximum of six (6) Option Compounds (and their Back-Up Compounds) for Development and commercialization in the Territory under the terms of this Agreement. ChemoCentryx shall at all times use its Diligent Efforts to carry out and conduct the Research Program for each Collaboration Target in accordance with the Research Plan, and each Early Development Program for each Development Candidate or its Backup Compound in accordance with the relevant Early Development Plan. To that end, ChemoCentryx shall dedicate to the Research Program and to each Early Development Program appropriate resources and allocate personnel with an appropriate level of education, experience and training in order to achieve the objectives of this Agreement efficiently and expeditiously, which resources and personnel shall be consistent with the requirements of the Research Plan and of the Early Development Programs/Plan and shall be consistent always with the standard under this Agreement applicable to ChemoCentryx for its Diligent Efforts.

3.3.2 ChemoCentryx Diligence Failure Event. In the event that ChemoCentryx materially fails to conduct (i) the Research Program with respect to a given Collaboration Target at any time during the Research Term, or (ii) any Early Development Program with respect to a given Development Candidate or its Back-up Compound at any time during the relevant Early Development Program Term, in accordance with its diligence obligations under Section 3.3.1, then GSK shall have the right to allege a failure of diligence on the part of ChemoCentryx (a “ChemoCentryx Diligence Failure Event”) by written notice of same to ChemoCentryx, such notice to set forth the detailed basis for such alleged failure of diligence. Subject to Section 3.3.3 below, upon receipt of such notice of a ChemoCentryx Diligence Failure Event, ChemoCentryx shall have a period of ninety (90) days in which to cure such ChemoCentryx Diligence Failure Event, and, in the event that such failure is not due to any neglect or undue delay on the part of ChemoCentryx with respect to the performance of its obligations hereunder or to a lack of financial wherewithal, if ChemoCentryx has during such ninety day period been continuously and diligently conducting activities designed to cure such failure, and ChemoCentryx can demonstrate that such cure is not possible during a ninety-day period, GSK shall consider in good faith providing a further extension of up to an additional ninety (90) days or such period of time as may be appropriate depending on the required cure, to the cure period, such extension not to be unreasonably refused. Upon conclusion of such ninety (90) day cure period as may be extended as described above, if ChemoCentryx has not cured such ChemoCentryx Diligence Failure Event to GSK’s reasonable satisfaction, GSK shall have the right to immediately (a) terminate (1) the Research Program with respect to a given Collaboration Target to which the ChemoCentryx Diligence Failure Event relates, or (2) terminate the Early Development Program ongoing with respect to a given Development Candidate or Backup Compound to which the

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ChemoCentryx Diligence Failure Event relates; and (b) select, at its sole discretion, either one of the remedies set forth in subsections (1) and (2) herein, either of which such remedy shall be the sole and exclusive remedy to GSK for such ChemoCentryx Diligence Failure Event. The Parties understand and agree that, due to the nature of the collaboration under this Agreement, damages to GSK resulting from a material breach by ChemoCentryx of its diligence obligations under this Agreement would be difficult to calculate accurately, and thus the remedies set forth in either of subsections (1) or (2) below represent a rational relationship between the damages from the material breach of diligence on the one hand, and the cumulative loss to GSK of its expectation interest and its lost investment and lost potential return on investment due to the upfront payment, milestone payments made and research funding provided hereunder.

(1)	ChemoCentryx shall pay to GSK an amount equal to [***] times the Allocated Amount (the “ChemoCentryx Payment”) within thirty (30) days of GSK’s election under this subsection (1). As used herein, the “Allocated Amount” means [***].

Collaboration Target That is the Subject of the ChemoCentryx Diligence Failure Event	Percentage
[***]	[***]%[***]%[***]
[***]	[***]% [***]%[***]
[***]	[***]% [***]%[***]
[***]	[***]% [***]%[***]

If GSK selects option (1) herein, ChemoCentryx shall pay the ChemoCentryx Payment within thirty (30) days after expiration of the ninety (90) day cure period as may be extended (provided that ChemoCentryx has not cured such ChemoCentryx Diligence Failure Event), subject to Section 3.3.3 below. OR

(2)

In the case of a ChemoCentryx Diligence Failure Event relating to a given Early Development Program, [***], subject to the payment by GSK of a [***] percent ([***]%) royalty to ChemoCentryx on the annual Net Sales of any such products ultimately commercialized by GSK or its Sublicensees. No milestone payments or other fees, costs or payments of any kind shall be owed to ChemoCentryx on account of the exclusive license described above, and the grant of such license shall not count against any of GSK’s Product Options hereunder; however, once such a license is elected by GSK as provided in this Section 3.3.2 (2) with respect to such Progressed Compounds, ChemoCentryx shall be released from its

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diligence obligations under Section 3.3.1 with respect to the Collaboration Target against which such Progressed Compounds licensed to GSK are directed. In the case of a ChemoCentryx Diligence Failure Event relating to the conduct of the Research Program with respect to a particular Collaboration Target under the Research Program, ChemoCentryx shall grant to GSK and does hereby grant effective only in such event (subject to Section 3.3.3) an exclusive, worldwide license (with the right to sublicense) under all of ChemoCentryx’s rights and interest in and to the ChemoCentryx Technology to research, develop, and commercialize in the Field any Collaboration Compounds that target such Collaboration Target and are the subject of such ChemoCentryx Diligence Failure Event and selected by GSK, and to make, have made, use, sell, offer for sale, and import in the Field products based upon or incorporating any of such Collaboration Compounds, including any formulation or dosage or delivery form thereof, and including, without limitation, any metabolite, prodrug, ester, salt, crystalline polymorph, hydrate or solvate of any such Collaboration Compound, subject to the payment by GSK of [***] percent ([***]%) royalty to ChemoCentryx on the annual Net Sales of any such products ultimately commercialized by GSK or its Sublicensees. No milestone payments or other fees, costs or payments of any kind shall be owed to ChemoCentryx on account of the exclusive license described above, and the grant of such license shall not count against any of GSK’s Product Options hereunder; however, once such a license is elected by GSK as provided in this Section 3.3.2 (2), ChemoCentryx shall be released from its diligence obligations under Section 3.3.1 with respect to the Collaboration Target against which such Collaboration Compounds licensed to GSK are directed.

3.3.3 Dispute. In the event that ChemoCentryx disputes the allegation of a ChemoCentryx Diligence Failure Event in good faith, ChemoCentryx shall have the right to pursue such dispute in accordance with Section 14.1. [***].

3.3.4 ChemoCentryx’s Responsibilities. During the Research Term and each Early Development Program Term, and consistent with the Research Plan and Early Development Plan(s), as updated or amended from time to time, ChemoCentryx shall:

(a) have the right and responsibility to manufacture, or have manufactured, the Collaboration Compounds prior to GSK’s exercise of its Product Option with respect thereto, including all required bulk drug substance and clinical materials. ChemoCentryx will keep the JSC advised of its manufacturing plans and activities;

(b) conduct all research and development activities it reasonably determines are required to identify and develop Collaboration Compounds, including screening for new antagonists (or agonists as applicable) of Collaboration Targets as necessary and conducting medicinal chemistry with respect to potential leads and lead series, as well as the identification and development of at least two Back-up Compounds to CCX282 against CCR9 [***] and at least two Back-up Compounds to each other Development Candidate for each other Collaboration Target, in accordance with Section 3.6.2.

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(c) conduct all Pre-Clinical Activities and Clinical Studies, up to and including all PoC Trials for Development Candidates, as deemed necessary or desirable by ChemoCentryx, in accordance with the applicable Early Development Plan;

(d) conduct formulation development of Collaboration Compounds consistent with the Early Development Plans;

(e) keep GSK informed through the JSC meetings and of progress being made by ChemoCentryx with respect to the Research Program and any Early Development Program;

(f) execute the instructions of the JSC with respect to potential Indications which should or should not be addressed by the appropriate Development Candidates, except as otherwise expressly stated in this Agreement with respect to CCX282 or a CCR9 Back-up Compound;

(g) consider in good faith all reasonable suggestions received from GSK regarding the Research Program and any Early Development Program; and

(h) perform such other obligations with respect to the Research Program, each Early Development Program, and the PoC Trial plans as the JSC may assign to ChemoCentryx from time to time, and consistent with the Research Plan and Early Development Plans.

3.4 Reports; Publication of Clinical Trials Results.

3.4.1 Reports. During the Research Term and the Early Development Term, ChemoCentryx shall provide to the JSC reasonable progress and spending updates at each Calendar Quarter meeting of the JSC on the status of the Research Program and of the Early Development Programs, summaries of data associated with ChemoCentryx’s research and development efforts, summaries of the areas of spending and expenses incurred to date specifically on each program, and the likelihood of and timetable for completion of the respective programs or development activities and advancement of compounds to the next phase of research or Development, as applicable. Any such written summaries shall be provided to JSC members at least three (3) working days in advance of the upcoming JSC meeting.

3.4.2 Publication of Clinical Trials Results. Each of GSK and ChemoCentryx shall have the right to publish summaries of results from any human clinical trials conducted by such Party under this Agreement, without requiring the consent of the other Party; provided however that GSK shall have no right, without the consent of ChemoCentryx, to so publish data generated by ChemoCentryx prior to the exercise of its Product Option with respect to the relevant Progressed Compound, and after the exercise of its Product Option, GSK shall have the right to so publish such data generated by ChemoCentryx with respect to the relevant Progressed Compound(s) without obtaining the consent of ChemoCentryx . The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party, and shall provide the other Party via submission to the Joint Patent Subcommittee established under Section 2.3.8(b), at least forty five (45) days prior notice to review the clinical trials results to be published for the purposes of preparing any necessary Patent filings.

3.5 Research Plan and Collection of Data.

3.5.1 Research Plan. The Research Program will be carried out by ChemoCentryx pursuant to an overall research plan (the “Research Plan”), which will outline, for each Collaboration Target, as appropriate: discovery and research activities in connection with the identification of Collaboration Compounds including high-throughput compound screening (as necessary) and lead optimization programs; identification and optimization of at least two (2) Back-up Compounds, and estimated timelines for completion of the studies and activities to be undertaken by ChemoCentryx thereunder; and (c) activity outlines of overall staffing estimated to be dedicated to the Research Program with respect to such Collaboration Target. The outline for the Research Plan has been agreed to by the Parties and is annexed hereto as Exhibit F. The outlined Research Plan will be finalized by the JSC following the Effective Date, and thereafter shall be reviewed as necessary at each meeting of the JSC, and at any other time upon the request of either Party, and may be modified by the JSC as appropriate to reflect material scientific or commercial developments and changes. The Research Plan shall be updated by ChemoCentryx as needed, but at least twice per Contract Year and submitted to the JSC for its review and comment and may be further amended, at any time and from time to time, by ChemoCentryx, to reflect material events or changes under the current Research Plan. It is expected that the level of detail required for activities with respect to each Collaboration Target will vary depending on the state of progression of ChemoCentryx’s efforts with regard to such Collaboration Target (i.e., programs at an earlier stage of development will have more detail in the Research Plan).

3.5.2 Data Integrity.

(a) ChemoCentryx acknowledges the importance to GSK of ensuring that the Research Programs are undertaken in accordance with the following good data management practices (“Good Data Management Practices”):

(i) Data are being generated using sound scientific techniques and processes;

(ii) Data are being accurately recorded in accordance with good scientific practices by persons conducting research hereunder;

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(iii) Data are being analyzed appropriately without bias in accordance with good scientific practices;

(iv) Data and results are being stored securely and can be easily retrieved, and

(v) where, pursuant to then-existing policies and procedures, ChemoCentryx’s senior management documents in writing its key decisions, it will follow its internal procedures and policy, so as to demonstrate and/or reconstruct key decisions made by such senior management during the conduct of the research and development activities under this Agreement.

(b) ChemoCentryx agrees that it shall carry out the Research Programs and the Early Development Programs and collect and record any data generated therefrom in a manner consistent with the above requirements as set forth in (a) above.

3.6 Indications; Target Product Profiles; Development Candidate Selection.

3.6.1 Target Product Profiles. For each Collaboration Target, GSK shall establish and submit an aspirational Target Product Profile for adoption by the JSC. The JSC shall review and approve such Target Product Profile for Collaboration Compounds directed against each Collaboration Target. Upon nomination of a Development Candidate, such aspirational TPP shall be updated, amended or modified to specifically address the particular qualities and features of such Development Candidate. In the event of a disagreement at the JSC, GSK shall have the final say on the content of the Target Product Profile. It is understood and agreed that the Target Product Profile is aspirational in nature, and that any given Development Candidate may not meet all targeted features and requirements of a given TPP, and that certain features of the TPP may only apply to later stages of Development of a given Development Candidate (such as development of a sustained release formulation, etc.).

3.6.2 Nomination of Development Candidates and Back-Up Compounds. Using the Target Product Profile as a guide in its decision making, ChemoCentryx shall conduct all studies it determines appropriate, applying at all times its Diligent Efforts, and shall select such Collaboration Compound it determines has met the Development Candidate Criteria and is appropriate for nomination by the JSC as a Development Candidate, and shall propose to the JSC such Collaboration Compound as a Development Candidate. The JSC shall review all relevant information and study results concerning each such proposed Development Candidate, and, subject to the JSC’s unanimous approval of such selection, ChemoCentryx shall then have the right to conduct and shall conduct IND Studies and further Clinical Studies up to and through PoC Trials, pursuant to an Early Development Program for each Development Candidate and pursuant to the Early Development Plan. In the event that no proposed Development Candidate with respect to a given Collaboration Target has been approved by the JSC as described above by the end of the Research Term, the Parties shall proceed in accordance with Section 3.2.2 with respect to such Collaboration Target. Upon nomination of a Development Candidate,

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ChemoCentryx shall also identify two Collaboration Compounds as preliminary Back-Up Compounds to such Development Candidate. Pursuant to the Research Program, or Early Development Program, as applicable, ChemoCentryx shall (where successful) progress such Back-Up Compounds to [***] as it deems appropriate and in light of data produced from Pre-Clinical and Clinical Studies with respect to the Development Candidate. As the Research Program progresses and prior to approval by the JSC of a Development Candidate for an Early Development Program, ChemoCentryx shall review all relevant data and may from time to time choose alternative Collaboration Compounds as preliminary Back-Up Compounds in lieu of previously proposed preliminary Backup Compounds, however, once a Development Candidate has been approved for Development by the JSC (or under Section 3.2.2) under an Early Development Program, only the JSC by unanimous decision (or GSK under Section 3.2.2) shall have the authority to make the decision on selecting the final two (2) Backup Compounds for such Development Candidate, and only the JSC shall have the authority to decide whether to terminate the Development of a Development Candidate which is under an Early Development Program and substitute in its place one of the Back-Up Compounds; it being understood that the objective at all times during the Early Development Program is to have identified at least two (2) Back-Up Compounds to the given Development Candidate then at issue.

3.6.3 Indications. At the time of the JSC decision regarding nomination of a potential Development Candidate targeting a given Collaboration Target, the Parties, through the JSC, shall mutually determine which potential Indication(s) to pursue for such proposed Development Candidate and the related set of Progressed Collaboration Compounds. Notwithstanding the foregoing, the Parties agree that ChemoCentryx shall have the right to pursue CCX282 and its Back-up Compounds for CCR9, in Crohn’s Disease and in the Asthma CCR9 PoC Trial as provided for in this Agreement. In the event the JSC cannot agree on such Indications, it shall proceed as provided in Section 2.3.5.

3.6.4 PoC Criteria and PoC Trial Design; Disputes. At the time of, and as part of the process of, selection of the Development Candidate as provided in Section 3.6.2, the Parties, through the JSC and/or JPS, shall discuss and agree upon the appropriate development strategy and plan for establishing PoC for such Development Candidate for the Indication selected pursuant to Section 3.6.3, for such Development Candidate targeting such Collaboration Target, including the possible trial design and protocol for the PoC Trial, and associated costs and timelines, it being understood that such trial design and timelines are preliminary only, and are subject to change based upon results of any Clinical Studies and/or market or regulatory factors (the “Preliminary PoC Plan”). ChemoCentryx shall have the right to reasonably rely on such in undertaking its Phase I Clinical Trials of such Development Candidate. Notwithstanding the foregoing, and ChemoCentryx’s discretion in the overall conduct of the Research Program and Early Development Programs, the PoC Criteria and final design for the PoC Trial for such Development Candidate shall be subject to the review and unanimous approval of the JSC as set

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forth in Section 2.3.6, and in the event of any disagreement at the JSC with respect to the design or content of the PoC Criteria and the design or content of the PoC Trial, GSK shall have the final decision making right regarding any such proposed PoC Criteria or PoC Trial design subject to and as provided in Section 2.3.6.

3.6.5 Ongoing Review. The Early Development Plan with respect to a Development Candidate, including each Target Product Profile and the design of any PoC Trials, will be reviewed as necessary at each meeting of the JPS, and at any other time upon the request of either Party, and may be modified by the JPS or JSC as appropriate to reflect material scientific or commercial developments, subject to Section 3.6.4 and all other applicable provisions of this Agreement.

3.7 Early Development Plan(s) and Conduct of Early Development Programs.

3.7.1 For Collaboration Compounds Other than CCX282. For each Development Candidate other than CCX282, as provided in Section 3.6, The JSC shall review and discuss ChemoCentryx’s proposed plan for IND Studies and Phase 1 Clinical Studies and other related Development activities. Based on these discussions, ChemoCentryx will prepare a detailed plan for the Development of the Development Candidate for each such Collaboration Compound (an “Early Development Plan” and such Development program with respect to a given set of Progressed Compounds, an “Early Development Program”) for review by the JSC at its next regularly scheduled meeting. ChemoCentryx shall then undertake Development of such Collaboration Compound based upon the Early Development Plan through Phase 1 Clinical Studies, and in accordance with Section 3.6.4 and other applicable provisions of this Agreement, up to the point of completion of the PoC Trial. Each Early Development Plan shall identify (or shall promptly be updated to identify) any potential or previously identified Back-up Compounds to the Development Candidate under development, as approved by the JSC. ChemoCentryx shall update the JSC at its regularly scheduled meetings as to the progress of each Early Development Program, and the JSC shall review all data and results of all studies conducted thereunder. In addition, provided the PoC Criteria and the PoC Trial design have been approved by the JSC as provided in Section 3.6.4 and in accordance with other applicable provisions of this Agreement, , ChemoCentryx shall conduct such PoC Trial.

3.7.2 For CCX282.

(a) General; PROTECT-1 Trial. The summary in outline form of the existing development plan for CCX282 (the “CCX282 Development Plan”) is set forth in Schedule 3.7.2. Following the Effective Date, ChemoCentryx shall continue the conduct of the PROTECT-1 Trials, including the rolling over of patients from the PROTECT-1 Induction Phase into the longer term PROTECT-1 Maintenance Phase (or the initiation of a separate maintenance phase, as appropriate, and subject to the relevant provisions of this Agreement), in accordance with the CCX282 Development Plan.

(b) QTc Study. ChemoCentryx shall also have the right, but not the obligation, to conduct the QTc Study with respect to CCX282 at such time as it determines appropriate. [***].

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(c) Asthma CCR9 PoC Trial. ChemoCentryx shall also have the option, at its discretion, to conduct an Asthma CCR9 PoC Trial; provided, however, that GSK shall have the right to review and comment on the design of the Asthma CCR9 PoC Trial before it is finalized, and GSK must approve the final study design and content of such Asthma CCR9 PoC Trial prior to initiation, such approval not to be unreasonably withheld. The Parties understand and acknowledge that it is possible that the Asthma CCR9 PoC Trial may be completed prior to the PROTECT-1 Trial, and therefore GSK may first have the opportunity to exercise its Product Option with respect to CCX282 in accordance with Section 4.3.1(b) based upon data resulting from such Asthma PoC Trial, and not from the PROTECT-1 Trial. Regardless of whether GSK exercises its Product Option at such time or at a different time under Section 4.3.1(b), ChemoCentryx will continue the PROTECT-1 Trial unless terminated for good scientific, safety or ethical reasons.

(d) PROTECT-2 Trial. In addition, where CCX282 meets the primary endpoint for the PROTECT-1 Induction Phase as set forth in the protocol therefor and no serious adverse events have been reported sufficient to terminate the continued Development of CCX282 and CCX282 meets the tolerability criteria set forth in the protocol for the PROTECT-1 Trial (referred to herein as “Successful CD Induction Results”), [***], and ChemoCentryx, shall have the right, but not the obligation, to commence the PROTECT-2 Trial as established by the JPS in accordance with Sections 2.3.6 and 2.3.8(b) and in accordance with the CCX282 Development Plan; provided however that in the event GSK exercises its Product Option with respect to CCX282 following completion of the PROTECT-1 Trial in accordance with Article 4, at such point GSK shall assume all responsibility for, and ongoing costs associated with the PROTECT-2 Trial and shall reimburse ChemoCentryx its internal and out-of-pocket costs incurred to date with respect to the PROTECT-2 Trial up to the time of such assumption of such trial by GSK.

3.8 Evaluation of PoC Trial Results.

3.8.1 For CCX282. Unless and until GSK exercises its Product Option with respect to CCX282, promptly after the conduct of each of the following (a) the PROTECT-1 Induction Phase, (b) the PROTECT-1 Maintenance Phase, and (c) the Asthma CCR9 PoC Trial, as applicable, if ChemoCentryx determines that CCX282 meets the PoC Criteria therefor, ChemoCentryx shall promptly notify GSK, in writing, of such event. The JSC will, at a special ad hoc meeting to be scheduled, confirm that CCX282 meets such PoC Criteria and that the PoC Trial has successfully met the relevant endpoints. Following such confirmation, GSK shall have the right to exercise its Product Option with respect to CCX282 in accordance with Section 4.3.1(b) and Article 4. Where GSK does not so elect to exercise its Product Option at the

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timepoint referenced in clause (a) above, as provided in Section 4.3, then following the time point referenced in clause (b) or (c), if ChemoCentryx again determines that CCX282 meets the PoC Criteria, ChemoCentryx shall promptly notify GSK, in writing, of such event. The JSC will, a special ad hoc meeting to be scheduled, confirm that CCX282 meets such PoC Criteria. Following such confirmation, GSK shall again have the right to exercise its Product Option with respect to CCX282 in accordance with Article 4 and Section 4.3.1(b). Such process shall again continue with respect to all three (3) time points described in clauses (a), (b) and (c) above, as and to the extent ChemoCentryx conducts such PoC Trials, and CCX282 meets the PoC Criteria with respect to the PoC Trial referenced therein, GSK shall thus have a total of up to three (3) opportunities to exercise its Product Option with respect to CCX282 in accordance with Section 4.3.1(b), and the failure by GSK to exercise any of such opportunities shall not count against GSK’s Product Options, unless and until all of such opportunities with respect to CCX282 arising hereunder are declined by GSK.

3.8.2 For Development Candidates Other than CCX282. Following the conduct of the PoC Trial for any Development Candidate, in the event that such Development Candidate meets the PoC Criteria established by the JSC for possible selection by GSK as a Product Candidate and that the PoC Trial has successfully met the endpoints, ChemoCentryx shall promptly notify GSK, in writing, of such event. The JSC will, at a special ad hoc meeting to be scheduled, confirm that such Collaboration Compound meets the PoC Criteria. The JSC shall maintain a list of all Development Candidates after confirming that each meets or is deemed to have met the PoC Criteria under this Section 3.8.2. In addition, ChemoCentryx shall provide to GSK the report set forth in Section 4.2.

3.9 Regulatory Matters.

3.9.1 Compliance. ChemoCentryx shall conduct all Pre-clinical Activities and Clinical Trials in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other applicable requirements of cGMP, good laboratory practice and current good clinical practice.

3.9.2 Ownership. ChemoCentryx shall own and maintain all regulatory filings for Collaboration Compounds developed pursuant to this Agreement, including all INDs. Upon exercise by GSK of its Product Option with respect to an Option Compound, ChemoCentryx shall transfer to GSK ownership of such regulatory filings for such Product Candidate, including all relevant INDs, and provide GSK with copies of such INDs and other regulatory filings, and all pre-clinical and clinical data and results (including pharmacology, toxicology, formulation, and stability studies).

3.9.3 Adverse Event Reporting. Beginning on the Effective Date and continuing until such time, if any, that GSK exercises its Product Option with respect to a Collaboration Compound, ChemoCentryx shall be responsible for reporting all adverse drug reaction experiences related to such Collaboration Compound in connection with the activities of ChemoCentryx under this Agreement to the appropriate Regulatory Authorities in the countries

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in the Territory in which the Collaboration Compound is being developed, in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities. ChemoCentryx shall provide GSK notice of such event within forty-eight (48) hours and provide copies of all reports to GSK as soon as possible prior to any filing with a Regulatory Authority. Through the JSC, GSK shall have the right to review from time to time ChemoCentryx’s pharmacovigilance policies and procedures. GSK and ChemoCentryx agree to cooperate and use good faith efforts to ensure that ChemoCentryx’s adverse event database is organized in a format that is compatible with GSK’s adverse event databases.

3.9.4 ChemoCentryx shall provide copies of all such reports to GSK within ten (10) days of any filing with a Regulatory Authority. Through the JSC, GSK shall have the right to review from time to time ChemoCentryx’s pharmacovigilance policies and procedures.

3.10 Exchange of Information. Subject in all cases to the provisions of Article 9, each of GSK and ChemoCentryx will share any Information directly relating to Collaboration Compounds and/or Product Candidates that is generated in the course of the Parties’ activities hereunder with the JSC, on an ongoing basis, in order to facilitate GSK’s decision-making in connection therewith and to monitor the obligations of the Parties. All such exchanges of Information shall be coordinated by the Project Directors. The provision of all such Information shall be performed in a timely matter to accommodate all regulatory deadlines and ensure compliance with the timelines set forth in any agreed plan.

3.11 Research Program [***].

3.11.1 [***].

3.11.2 [***] Research Program and Early Development Program. Commencing upon the Effective Date, [***].

3.12 GSK Technology. Although ChemoCentryx will conduct the Research Program, if the Parties mutually agree that if GSK informs the JSC or JPS that it possesses certain technology pertaining specifically and primarily to the use or administration or formulation of a particular Collaboration Compound or Development Candidate that would be useful in the Research Program or any Early Development Program or, if ChemoCentryx reasonably believes that GSK possesses any such useful technology, upon the reasonable request of ChemoCentryx, GSK, in its sole discretion, shall consider, in good faith, making the use of such GSK Technology available to ChemoCentryx solely for the purposes of conducting the Research Program or such Early Development Program, subject in all cases to any existing obligations GSK may have to any Third Party with respect to such GSK Technology, and subject to the terms and conditions of this Agreement including, but not limited to, the grant of a license under Section 5.1.2.

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3.13 Subcontracting. Each Party shall have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. Notwithstanding the preceding, any Party engaging a subcontractor hereunder (including for the performance of clinical trials) shall remain responsible and obligated for such activities and shall in all cases retain or obtain Control of any and all intellectual property created by (or used with the relevant Party’s permission by) such subcontractor directly related to such subcontracted activity. However, it is understood that, in some cases, it may not be commercially reasonable for such Party to obtain exclusive Control of trade secrets or know-how or patents to be created by such subcontractor. To the extent that such exclusive Control of rights cannot be obtained with respect to any intellectual property from any such subcontractor, prior to entering into any such arrangement with such subcontractor, such Party shall bring such matter to the JSC for a determination of whether to enter into such arrangement.

3.14 Non-Commercial Supply of Compounds. ChemoCentryx shall, itself or through one or more Third Party contract manufacturers, supply to GSK, upon written request by GSK under the terms and conditions of this Section 3.14, quantities of Collaboration Compounds, Development Candidates, Progressed Compounds or Option Compounds reasonably required by GSK for preclinical and clinical activities, as approved by the JSC and consistent with the Product Candidate Commercialization Program to develop the Product Candidate or Licensed Product in the Territory. ChemoCentryx agrees that the provisioning of any such compound quantities may, at GSK’s option, be the subject of one or more additional supply agreements, including but not limited to a Quality Agreement to be entered into by the Parties. ChemoCentryx shall supply to GSK reasonable (as determined by the Joint Steering Committee) quantities, at no cost to GSK, of bulk active Development Candidate or Collaboration Compound or Progressed Compound as reasonably required for certain enabling studies which GSK may from time to time undertake, pursuant to Section 3.2.5 on enabling studies. The price for supply by ChemoCentryx of excess quantities of such preclinical supply or clinical supply of Collaboration Compounds, Development Candidates or Option Compounds shall be the [***]. The forecast of price, quantity, schedule, and specifications for supply of Collaboration Compounds, Development Candidates, or Option Compounds under this Section 3.14 shall be mutually coordinated through the JPS and shall be consistent with the Product Candidate Commercialization Program; provided, however, that the forecast shall be non-binding and operative only for planning purposes, and neither Party shall have any contractual obligation with respect thereto. Following GSK’s exercise of a Product Option with respect to an Option Compound, ChemoCentryx shall transfer to GSK any then existing “on-hand”

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supplies of such Option Compound pursuant to Section 5.4.1 and the Parties will work together to assign any Third Party manufacturing arrangements with respect to such Option Compound to GSK.

ARTICLE 4

GSK’S PRODUCT OPTION RIGHTS

4.1 Product Options.

4.1.1 ChemoCentryx hereby grants to GSK the exclusive right, exercisable at GSK’s sole discretion, to elect to obtain exclusive worldwide rights to continue to develop and commercialize at least four (4) and no more than six (6) Option Compounds (and their associated Back-up Compounds) as set forth below in Section 4.3, as Product Candidates and into Licensed Products under the terms and conditions set forth in this Agreement (each such right to elect, a “Product Option”). Each such Option Compound together with its associated Backup Compounds are collectively referred to as one set of Progressed Compounds, all of which are included within and subject to a single Product Option exercise. For clarity, the exercise by GSK of a Product Option with respect to a given set of Progressed Compounds shall be specific to that particular set of Progressed Compounds only and results in the grant to GSK of the exclusive, worldwide and sublicenseable right and license to Develop and commercialize any Product Candidates or Licensed Products based upon or which incorporate any of such Progressed Compounds. Any additional Collaboration Compounds that are developed subsequently (or in tandem) by ChemoCentryx against the same Collaboration Target (other than the associated Backup Compounds to a given Option Compound) and which progress to become an Option Compound shall be the subject of a separate and distinct Product Option and exercise of the same by GSK.

4.1.2 Upon exercise of a Product Option, GSK shall also have the exclusive worldwide license to develop and commercialize the two (2) Back-up Compounds associated with such Option Compound and selected by the JSC (or Backup Compounds that are otherwise selected by GSK) as set forth in Section 3.6.2 which two (2) Backup Compounds shall be included in the set of Progressed Compounds which are the subject of the same Product Option. Following exercise of its Product Option with respect to an Option Compound, GSK may, in its sole discretion, substitute any one of the two Back-up Compounds for the Option Compound as the selected Product Candidate, or where the Option Compound is successful as a Product Candidate, may in addition, at GSK’s sole discretion, develop and commercialize either or both of its two (2) associated Back-up Compounds, subject to GSK’s obligations under this Agreement.

4.1.3 During the Research Term and any Early Development Program Term, ChemoCentryx will not grant to any Third Party rights to any ChemoCentryx Technology which are inconsistent with or which would interfere with the grant of the licenses resulting from the exercise of the Product Options to GSK hereunder. For the avoidance of doubt, the Parties

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understand and agree that GSK’s Product Option rights, as described herein, shall be exclusive options over the Progressed Compounds that are the subject of a given Early Development Program, and unless and until such time (if any) as GSK declines to exercise or permits to lapse all of its pending or outstanding Product Option rights with respect to any such Early Development Programs, ChemoCentryx shall not have the right to offer or negotiate with any Third Party with respect to the grant to such Third Party of any right or license or other encumbrance of any kind in or to any of such Progressed Compounds or any related ChemoCentryx Technology. Subject to Section 5.7, any Product Option exercised by GSK with respect to an Option Compound shall be irrevocable.

4.2 PoC Trial Reports.

4.2.1 For Collaboration Compounds Other than CCX282. Once a Development Candidate has been determined to meet the PoC Criteria and the endpoints of the PoC Trial by the JSC, ChemoCentryx shall, within sixty (60) days of such occurrence (unless impractical depending on the nature of the trial and the data generated thereunder), provide a data package to GSK containing all analysis, results and raw data from the PoC Trial for such Option Compound, as well as any previously undisclosed preclinical data and/or clinical data generated or any related correspondence or information received from or sent to any Regulatory Authority up to the completion of the PoC Trial relating to the Progressed Compounds at issue, in each case to assist and enable GSK to make its decision on whether to elect to exercise its Product Option with respect to such Option Compound and its associated Back-up Compounds, as Product Candidates for further development and commercialization (the “PoC Trial Report”).

4.2.2 For CCX282. Notwithstanding the foregoing Section 4.2.1, a new and different PoC Trial Report for CCX282 shall be delivered to GSK within sixty (60) days of the JSC having determined that CCX282 meets the PoC Criteria and has successfully met the endpoints for the PoC Trial in each of the following situations: (a) the PROTECT-1 Induction Phase, (b) the PROTECT-1 Maintenance Phase, and (c) the Asthma CCR9 PoC Trial, and each such PoC Trial Report shall include all the preclinical and clinical data showing that the clinical endpoints have been achieved demonstrating the successful outcome of the respective portion of the PROTECT-1 Trial or the Asthma CCR9 PoC Trial, as the case may be.

4.3 Exercise of Product Options.

4.3.1 Option Period/Triggering of Options.

(a) GSK may exercise its Product Option with respect to an Option Compound by delivering to ChemoCentryx a written notice of exercise, not later than ninety (90) days (unless extended as permitted herein pending clearance of the Hart-Scott-Rodino initial waiting period) after receipt by GSK of the PoC Trial Report from ChemoCentryx with respect to the Progressed Compounds at issue (such date of receipt, the “Report Date”), specifying the Progressed Compounds as to which the Product Option is being exercised, accompanied by the CCR9 Option Exercise Fee or Non-CCR9 Option Exercise Fee, as applicable. The period

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extending from the Report Date until ninety (90) days after the Report Date shall be referred to in this Agreement as the “Option Period”. Provided that GSK reasonably determines in good faith that the exercise of any Product Option by GSK under this Agreement is required to be filed with the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) (“HSR”), the Option Period shall be extended automatically for [***] an additional [***] days from the expiration of the original Option Period (the “Option Period Extension”) in the event that: (i) the HSR initial waiting period is still pending upon expiration of the original Option Period; or (ii) a “Second Request” that GSK intends to respond to is received from the FTC in connection with such filing and clearance has not been granted upon expiration of the Option Period. In the event that HSR clearance has still not been granted upon expiration of the Option Period Extension, ChemoCentryx and GSK shall promptly meet to discuss in good faith whether an additional extension of the Option Period is [***]. Upon proper exercise of its Product Option with respect to an Option Compound during the Option Period, such Option Compound shall be deemed a Product Candidate, and any Back-Up Compound associated with such Option Compound shall also be deemed a Product Candidate upon initiation of Clinical Studies by or on behalf of GSK with respect thereto. Notwithstanding the foregoing, in GSK’s sole discretion, it shall have the right to exercise a Product Option prior to the Report Date, at any time after the identification by the JSC (or after identification by GSK of two Backup Compounds if the JSC has not yet selected two Backup Compounds to the lead Collaboration Compound for a given Collaboration Target at the time that GSK seeks early exercise of its Product Option) of a given set of Progressed Compounds, by providing ChemoCentryx written notice thereof. Any such exercise shall nonetheless comprise one of the six (6) Product Options to which GSK is entitled, and shall require the same payments as provided under this Agreement for an Option Compound as to which GSK exercises its Product Option.

(b) For CCX282, GSK shall have a total of three (3) potential opportunities to exercise its Product Option, as follows. The Product Option for CCX282 shall be exercisable by GSK, at its sole discretion, upon each of the following occasions: within ninety (90) days (as may be extended pursuant to Section 4.3.1(a) above) after ChemoCentryx provides to GSK a PoC Trial Report with the preclinical and clinical data showing that clinical endpoints have been successfully met demonstrating the successful outcome of (i) the PROTECT-1 Induction Phase, (ii) the PROTECT-1 Maintenance Phase, and (iii) the Asthma CCR9 PoC Trial, if conducted, for CCX282. In the event that GSK declines such exercise on the first or on the first two of such three opportunities to exercise its Product Option for CCX282, such election(s) to decline to exercise at such first two opportunities shall not count against any of GSK’s Product Options, and GSK shall still retain a third opportunity to exercise its Product Option, if and when a third opportunity is triggered as described above. The Parties understand and agree that such third opportunity may never be available in the event that ChemoCentryx elects not ever to conduct the Asthma CCR9 PoC Trial. In addition, for clarity, the Parties understand and agree

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that CCX282 and its two Backup Compounds collectively constitute only one Option Compound hereunder and only one Product Option hereunder, regardless of the total number of times that GSK’s Product Option is triggered for such set of Progressed Compounds by completion of successful PoC Trials for CCX282 and/or any of its Backup Compounds, and regardless of the number of different Indications, formulations, methods of delivery, prodrugs, esters, salts, crystalline polymorphs, hydrates or solvates thereof which are Developed hereunder for such Progressed Compounds, taken collectively. It being understood however that ChemoCentryx shall have no obligation to pursue any such different Indications, formulations, and the like.

(c) With respect to Progressed Compounds other than CCX282 and its Backup Compounds, the Parties understand and agree that each set of Progressed Compounds for a given Collaboration Target shall collectively constitute only one Option Compound hereunder and shall result in the triggering of only one Product Option hereunder, regardless of the total number of times that such set of Progressed Compounds results in a successful PoC Trial, taken collectively, and regardless of the number of different Indications pursued, formulations, methods of delivery, prodrugs, esters, salts, crystalline polymorphs, hydrates or solvates which are Developed hereunder for such Progressed Compounds, taken collectively. It being understood however that ChemoCentryx shall have no obligation to pursue any such different Indications, formulations, and the like.

(d) Except as set forth in Section 4.3.1(b), if GSK does not exercise its Product Option when triggered with respect to a particular set of Progressed Compounds (such compounds, “Refused Candidates”) within the Option Period, then the Product Option shall expire with respect to those Refused Candidates, and ChemoCentryx will thereafter have all rights, itself or with a Third Party or through a Third Party sublicensee, to develop and commercialize the Refused Candidates at ChemoCentryx’s sole expense, subject to a royalty payment obligation to GSK of a Refused Candidate Royalty as set forth in Section 6.7(a).

4.3.2 Right to Exercise Product Options for Development Candidates after Expiration of the Research Term. For clarity, it is understood and agreed by the Parties that, with respect to each Collaboration Target, GSK’s rights to exercise its Product Option with respect to any Progressed Compounds that are at the Development Candidate stage or later (or for which GSK has otherwise paid the Candidate Selection milestone thereby designating such Collaboration Compound as a Development Candidate) but have not yet completed or entered PoC Trials at the time of expiration of the Research Term, shall remain in effect until and shall be exercisable until completion of the relevant PoC Trial at the end of the Early Development Program Term for such Progressed Compounds. In addition, if, upon the expiration of the Early Development Program Term for a given set of Progressed Collaboration Compounds, a Development Candidate (a) has achieved the PoC Criteria or is in the PoC Trial, or (b) has completed Phase 1 Clinical Trials and the JPS is planning the PoC Trial therefor, then in each case ChemoCentryx nonetheless shall be obligated to complete the relevant PoC Trial and to provide to GSK a corresponding PoC Trial Report, and GSK shall have the full ninety (90) day time period (extendable as described above for HSR clearance) from the Report Date to exercise its Product Option with respect thereto, which shall not be affected by the expiration of the Research Term.

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ARTICLE 5

GRANT OF RIGHTS; COMMERCIALIZATION

5.1 License Grants.

5.1.1 Development. GSK hereby grants to ChemoCentryx a non-exclusive, non-royalty bearing, license to use subject matter within the GSK Technology pertaining specifically and primarily to a Progressed Compound, solely as necessary or important to conduct activities for which ChemoCentryx is responsible under the Research Plan during the Research Term.

5.1.2 Commercialization. On a Product Option-by-Product Option basis, and subject to the terms and conditions of this Agreement and upon GSK’s exercise of its Product Option in accordance with Section 4.3, ChemoCentryx shall be hereby deemed to have granted and hereby grants to GSK the exclusive (even as to ChemoCentryx), right and license in the Territory, with the right to grant sublicenses, under all of ChemoCentryx’s rights, title and interest in and to the ChemoCentryx Technology, to make, have made, use, sell, offer for sale and import the Progressed Compounds which are the subject of each of such Product Options as and into Product Candidates and as and into Licensed Products in the Field during the Term of this Agreement.

5.1.3 Trademarks for Licensed Products. To the extent that ChemoCentryx owns any trademark(s) that GSK believes would be necessary or useful for the commercialization and sale of a Product Candidate or Licensed Product, ChemoCentryx shall assign its rights and title to such trademark(s) to GSK reasonably in advance of GSK’s anticipated First Commercial Sale of such Licensed Product, upon request by GSK.

5.2 ChemoCentryx’ CCR9 Co-Development Option. In the event that GSK exercises its Product Option with respect to a Progressed Compound targeting CCR9, the terms of this Section 5.2 shall apply:

5.2.1 Generally. Following GSK’s exercise of its Product Option, but not later than twelve (12) months prior to the first expected NDA filing for such Product Candidate targeting CCR9, GSK shall provide to ChemoCentryx a detailed development plan and associated budget for the conduct of the Dossier Studies for such Licensed Product targeting CCR9 (the “Development Plan and Budget”). ChemoCentryx shall have the right to review and comment upon such Development Plan and Budget, and shall have the option (the “Co-Development Option”) within ninety (90) days following receipt of the final Development Plan and Budget to co-fund Dossier Studies for either (i) the Regulatory Approval of Crohn’s Disease only (the “CD Development Option”); or (ii) the Regulatory Approval of Crohn’s Disease as well as ulcerative colitis (the “CD/UC Development Option”). In the event that GSK subsequently updates the Development Plan and Budget to include studies targeting the

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ulcerative colitis Indication, GSK shall promptly notify ChemoCentryx of such update, and ChemoCentryx shall have an additional ninety (90) days within which to review and comment upon such updated Development Plan and Budget and exercise the CD/UC Development Option, at its discretion. Depending on its election, ChemoCentryx shall receive additional royalties as set forth in Section 6.6.5. For clarity, the Parties understand that ChemoCentryx’s Co-Development Option under this Agreement shall apply only to CCR9 and shall apply only for either Crohn’s Disease alone or Crohn’s Disease and Ulcerative Colitis.

5.2.2 Reimbursement of GSK Costs. Upon exercise of the Co-Development Option, ChemoCentryx shall pay to GSK a one time cash payment equal to [***] percent ([***]%) of the GSK Incurred Costs for either the Crohn’s Disease Dossier Studies, or the Crohn’s Disease and Ulcerative Colitis Dossier Studies, depending on whether ChemoCentryx exercised the CD Development Option or the CD/UC Development Option. In addition, following exercise of the Co-Development Option, ChemoCentryx shall reimburse, on a quarterly basis, in arrears, [***] percent ([***]%) of all applicable Dossier Study Costs with respect to such Licensed Product through and including approval of the NDA.

(a) In the event that the actual Dossier Study Costs are reasonably expected to exceed [***] percent ([***]%) of the estimated costs for such studies as set forth in the Development Plan and Budget, ChemoCentryx shall have the option to either continue to co-fund such additional Dossier Study Costs, or to elect, in writing, to withdraw from its co-development participation in such Licensed Product entirely, or with respect to the Indication at issue, as the case may be, in which case GSK shall refund all Dossier Study Costs and all GSK Incurred Costs then paid to GSK to date by ChemoCentryx (the “Repayment Amount”) in four (4) quarterly payments over the course of the following twelve (12) months.

(b) In addition, in the event that ChemoCentryx is unable to make its ongoing co-funding payments due to lack of financial wherewithal, but not due to any negative clinical trial results or lack of progress or any Third Party commitment or any change in the competitive environment, then ChemoCentryx shall have the right to elect, upon written notice to GSK, to withdraw from its co-development participation in such Product Candidate entirely, in which case GSK shall refund to ChemoCentryx the Repayment Amount, in the form of a royalty on U.S Net Sales, as follows. In the event that ChemoCentryx is more than one hundred and twenty (120) days late on any co-funding payment due hereunder, GSK shall have the right to terminate ChemoCentryx’s right to participate in the Co-Development by default). GSK shall pay to ChemoCentryx, in addition to the royalties otherwise owed under Section 6.6.1 or 6.6.2, a royalty of [***] percent ([***]%) on worldwide Net Sales of such Licensed Product, [***] the “Royalty Differential” equals [***]. As used herein, the “Royalty Differential” shall mean the difference between the amount that would have been paid on such worldwide Net Sales pursuant to the rates set forth in Section 6.6.1 or 6.6.2, and the amounts paid pursuant to the higher rates set forth in Section 6.6.5(a) or 6.6.5(b). Thereafter, ChemoCentryx shall be paid the lower royalty on worldwide Net Sales in accordance with Section 6.6.1 or 6.6.2.

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(c) For clarity, ChemoCentryx’s Co-Development Options shall be available to ChemoCentryx only with respect to each Product Candidate targeting CCR9 and which is under Development for Crohn’s Disease and/or Ulcerative Colitis.

5.3 Effect of Exercise of Co-Development Option by ChemoCentryx.

5.3.1 If ChemoCentryx exercises the Co-Development Option as to a particular Product Candidate targeting CCR9, such Product Candidate shall be deemed a “Co-Developed Product”, and the Parties shall proceed as set forth in Schedule 5.3. Any GSK internal costs incurred in conducting development of a Co-Developed Product following exercise of the Co-Development Option shall be as specified in the applicable Development Plan and Budget.

5.3.2 Promptly after ChemoCentryx exercises the Co-Development Option as to a particular Product Candidate targeting CCR9, GSK shall continue to have the responsibility to update the Development Plan and Budget for the applicable Co-Developed Product, which plan and budget shall be consistent with the Development Plan and Budget for such Licensed Product that was provided by GSK except as the JSC may otherwise agree, and shall submit such updated Development Plan and Budget to the JSC pursuant to Section 5.2. In the event of any disagreement at the JSC with respect to the content or design of the Dossier Studies or of the Development Plan or any related matter for any such Co-Developed Product, GSK shall have final decision-making authority on the matter. Such Development Plan and Budget shall govern all development activities of GSK (and its Affiliates) with respect to the Dossier Studies covered by such plan (and associated budget) on the applicable Co-Developed Product. GSK shall use its Diligent Efforts to conduct such Dossier Studies on the Co-Developed Product in a timely fashion in accordance with the schedule and budget in such Development Plan and Budget and to seek Regulatory Approval of such Co-Developed Product as soon as practicable. ChemoCentryx shall reimburse GSK for thirty-five percent (35%) of the total ongoing Dossier Study Costs for the Co-Developed Product, on a quarterly basis, within thirty (30) days of receipt of invoice from GSK.

5.4 Technology Transfer after Exercise by GSK of a Product Option.

5.4.1 Generally. After GSK exercises its Product Option for a set of Progressed Compounds pursuant to Section 4.3, ChemoCentryx shall promptly deliver to GSK, at no cost to GSK, all ChemoCentryx Technology and other Information in its possession and Control relating to the Progressed Compounds, including, but not limited to all Information regarding the bulk drug substance and methods of manufacturing the same, which is necessary for the exercise by

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GSK of the rights granted under Section 5.1.2, together with (a) the full disclosure of all Information (including, without limitation, clinical and protocol results, analytical methodologies, bulk and final product manufacturing processes, batch records, vendor information, validation documentation, regulatory documentation, patent information), all regulatory filings, transfer of information related to regulatory information and filings, all pre-clinical and clinical data, adverse event data, all regulatory correspondence, analyses, manufacturing data, applicable reference standards; and (b) all bulk drug substance, or other materials used to manufacture the applicable Licensed Product, pursuant to Section 5.4.3. Without limiting the foregoing, ChemoCentryx shall use reasonable efforts with respect to those activities for which it is responsible to ensure orderly transition and uninterrupted development of Product Candidates.

5.4.2 Continuing Cooperation. After the transfer described in Section 5.4.1 above, and for a six (6) month period thereafter, ChemoCentryx shall use reasonable efforts, at no cost to GSK, to cooperate fully with GSK to provide GSK with any other ChemoCentryx Technology and Information, as it may be developed or identified to which GSK has a right or license under this Agreement that is necessary or useful for GSK to further develop, produce, commercialize or otherwise exploit the progression of Progressed Compounds into Licensed Product(s). After the transfer described in Section 5.7.2 below, and for a six (6) month period thereafter, GSK shall use reasonable efforts, at no cost to ChemoCentryx, to cooperate fully with ChemoCentryx to provide ChemoCentryx with any other GSK Technology and Information pertaining specifically and primarily to any Refused Candidates and/or Returned Licensed Products, as it may be developed, to which ChemoCentryx has a right or license under this Agreement that is necessary or useful for ChemoCentryx to further develop, produce, commercialize or otherwise exploit the progression of Refused Candidates and/or Returned Licensed Product(s).

5.4.3 Additional Services. In the event that GSK requests ChemoCentryx to provide GSK with any materials or services beyond those set forth in Sections 5.4.1 and 5.4.2, such materials and/or services shall be scheduled and provided by ChemoCentryx to GSK on such terms and conditions as may be mutually agreed between the Parties at the time of any such request, if the Parties mutually desire to engage in the transfer or provision of such additional materials or services. In the event that ChemoCentryx requests GSK to provide ChemoCentryx with any materials or services beyond those set forth in Sections 5.4.2 and 5.7.2, such materials and/or services shall be provided by GSK to ChemoCentryx on such terms and conditions as may be mutually agreed between the Parties at the time of any such request, if the Parties mutually desire to engage in the transfer or provision of such additional materials or services.

5.5 Product Candidate Commercialization Program.

5.5.1 Commencement; Term. GSK shall promptly commence and pursue a program of ongoing Development and commercialization for each Product Candidate as soon as practicable after the first exercise by GSK of a Product Option for a Product Candidate and receipt from ChemoCentryx of all reasonably required materials to proceed with further Development with respect to such Product Candidate (the overall program for all such Product Candidates referred to as the “Product Candidate Commercialization Program”).

EXECUTION VERSION

5.5.2 GSK Diligence; Responsibilities. During the Product Candidate Commercialization Program, GSK shall exercise its Diligent Efforts in developing and commercializing each Option Compound as a Product Candidate and Licensed Product for whatever Indications are selected by GSK, at GSK’s sole discretion. GSK shall be entitled to make all decisions in good faith with respect to the progression of the Development and commercialization of any Product Candidate in any country and for any Indication consistent with the application of its Diligent Efforts and consistent with its usual business practices and on the basis of any reasonable scientific, medical, safety, marketing, manufacturing, commercial, regulatory, patent and/or strategic factors or considerations, and shall have the right to discontinue (or not to initiate) the development or commercialization of any such Product Candidate for any Indication on the basis of any of such factors or considerations and consistent with its Diligent Efforts, [***]. In particular except as set forth in Section 5.2, GSK, either itself and/or by and through its Affiliates, Sublicensees or contractors, shall be responsible for and shall have sole decision-making authority with respect to, and shall have the exclusive right to engage in, all further Development, manufacturing, marketing, advertising, promotional, launch, commercialization and sales activities in connection with the further development, commercialization, sales and marketing of the Product Candidates and Licensed Products. As part of the Product Candidate Commercialization Program, GSK shall use its Diligent Efforts to:

(a) conduct all Clinical Studies following PoC Trials for the Product Candidates, as deemed necessary or desirable by GSK, in accordance with this Section 5.5.2;

(b) conduct additional formulation development of Product Candidates as and if deemed necessary or appropriate by GSK and as consistent with the Product Candidate Commercialization Program;

(c) develop additional pharmacogenomic and biomarker assays as and if GSK determines them to be useful or desirable for the Product Candidates and/or the potential Licensed Products consistent with the Product Candidate Commercialization Program as necessary;

(d) be responsible for preparing and filing all regulatory filings for Product Candidates, including all NDAs;

(e) have the exclusive right and responsibility for manufacturing or having manufactured (including process development and scale up) all bulk drug substance or drug product material with respect to Product Candidates for ongoing development and commercial requirements, consistent with GSK’s reasonable internal practices, industry standards and all applicable laws and regulations;

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(f) own all MAAs, Marketing Approvals and other regulatory filings and approvals, and all brands and trademarks for the Product Candidate(s) and Licensed Products in the Territory;

(g) prepare and execute Product Marketing Plans for each of the Licensed Products in the Territory, and all promotional and selling materials for use in connection with the sales of Licensed Products;

(h) conduct, or cause to be conducted, manage and oversee all analysis and other support necessary with respect to the manufacture, marketing and sale of all Licensed Products in the Territory;

(i) consider in good faith all reasonable suggestions received from ChemoCentryx regarding the Product Candidate Commercialization Program;

(j) consider in good faith any reasonable concerns ChemoCentryx may have regarding the launch of Licensed Products within various marketing regions of the Territory and in all cases promptly respond to ChemoCentryx regarding such concerns; and

(k) maintain records, in sufficient detail, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Product Candidate Commercialization Program in the form required under all applicable laws and regulations.

5.5.3 Pharmacovigilance. After GSK exercises its Product Option with respect to a Collaboration Compound, GSK shall be responsible for maintaining a safety database with respect to such Product Candidate, and reporting all adverse drug reaction experiences related to such Product Candidate in connection with the activities of GSK under this Agreement to the appropriate Regulatory Authorities in the countries in the Territory in which the Product Candidate is being developed, in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities and in accordance with GSK’s internal policies.

5.5.4 ChemoCentryx Responsibilities. As part of the Product Candidate Commercialization Program, ChemoCentryx shall use its Diligent Efforts to:

(a) transfer to GSK, at no cost to GSK, ownership of all regulatory filings relating to Product Candidates, including all INDs, to GSK, and assign to GSK as sole owner all trademarks and related rights with respect to any Progressed Compound, Product Candidate or Licensed Product that are owned or Controlled by ChemoCentryx as of the Effective Date or during the Term, and provide GSK with copies of such INDs and other regulatory filings, all pre-clinical and clinical data and results as set forth in Section 5.4; and

EXECUTION VERSION

(b) transfer to GSK, or its designee, at no cost to GSK, all bulk drug substance or other materials used to manufacture the Product Candidate. If such bulk drug substance or other materials are not in ChemoCentryx’s possession and Control or are not reasonably transferable, ChemoCentryx shall provide notice to GSK and upon request work with GSK to recover such materials.

5.6 ChemoCentryx Co-Promotion Right.

5.6.1 Exercise. Prior to and up to the date of filing of an NDA for each Co-Developed Product, ChemoCentryx shall have the option to co-promote each such Co-Developed Product (the “Co-promotion Right”), in the U.S. only, by providing up to fifty percent (50%) of the requisite detailing effort (as determined in good faith by GSK) to agreed-upon specialist physicians as set forth in the Product Marketing Plan, pursuant to a definitive co-promotion agreement which will incorporate and be consistent with all of the terms and conditions described in this Section 5.6 and all other relevant provisions of this Agreement (the “Co-Promotion Agreement”), the full set of terms and conditions for such definitive co-promotion agreement will be in accordance with a written commercialization plan to be prepared by GSK’s sales and marketing organization (the “Product Marketing Plan”). If ChemoCentryx exercises its Co-promotion Right prior to or upon NDA filing for such Co-Developed Product, such co-promotion shall be in accordance with the Product Marketing Plan and using only GSK-approved promotional messages and materials, in accordance with Section 5.5.2 of this Agreement which shall be updated and amended as necessary upon ChemoCentryx’s exercise of the Co-Development Option with respect to such Product Candidate, and in accordance with all applicable laws and regulations (including without limitation those promulgated by the FDA and the Division of Drug Marketing and Communications). ChemoCentryx shall be responsible for ensuring that its sales force representatives are of an acceptable standard in knowledge, experience and skills as judged by GSK’s Sales Management Organization. ChemoCentryx will ensure that its sales force representatives shall be trained to the same level and with consistent materials as GSK’s own sales force representatives, and achieve similar pass rates in sales training exams as determined by GSK at the time of such training. ChemoCentryx’s sales force representatives shall attend, as appropriate in view of GSK’s policies, such training seminars as are held for GSK’s own sales force representatives. Notwithstanding such co-promotion rights, GSK shall not be restricted in its promotional and selling efforts to any specialist or general practice physicians, and ChemoCentryx shall have no rights to detail or otherwise promote Licensed Products to family practitioners, internal medicine or any other general practice physicians. It is understood that ChemoCentryx’s Co-promotion activities shall be supplemental to and consistent with, the promotion capabilities of GSK. For clarity, ChemoCentryx’s Co-Promotion Rights shall only apply to Co-Developed Products.

5.6.2 Compliance. ChemoCentryx shall be responsible for all costs associated with establishing and training its sales force to conduct such co-promotion activities. ChemoCentryx will be solely responsible for ensuring its sales force abides by all applicable legal regulations and regulatory rules. GSK shall pay ChemoCentryx for each specialist detail to targeted physicians as defined in the Product Marketing Plan a per-detail promotion fee consistent with market rates in effect at that time, and with the degree of incentive compensation weighting for the Licensed Product.

EXECUTION VERSION

5.6.3 Non-Transferability. In no event shall ChemoCentryx’s Co-promotion Right or any license granted to ChemoCentryx under Section 5.6.1 or under any resulting definitive co-promotion agreement be assignable, sublicenseable or transferable, in any way, by ChemoCentryx.

5.6.4 Change in Control. In the event that ChemoCentryx undergoes a Change in Control Event, [***] . For the purposes of this Section 5.6.4, a “Change in Control Event” is a transaction in which ChemoCentryx: (i) merges or consolidates with any Pharmaceutical Company (other than a wholly-owned subsidiary of ChemoCentryx); or (ii) effects any other transaction or series of transactions; in each case of clause (i) or (ii), such that the stockholders of ChemoCentryx immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least [***] percent ([***]%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions. As used herein, “Pharmaceutical Company” means any Person that, together with its Affiliates, has annual worldwide gross pharmaceutical sales of [***] Dollars ($[***]) or more.

5.7 Returned Licensed Products.

5.7.1 Termination of Development by GSK. In the event that GSK exercises its Product Option and accepts a particular Progressed Compound into the Product Candidate Commercialization Program and thereafter determines in good faith, for any reason, to cease the development and commercialization of a Product Candidate or Licensed Product, either in its entirety, or on a country-by-country basis, and provides ChemoCentryx written notice of such intent, GSK shall be deemed to have terminated its rights to such Licensed Product and thereafter such Licensed Product shall be deemed a “Returned Licensed Product,” subject to the provisions of this Section 5.7.

5.7.2 Effect of Termination. Upon any such termination (a) all licenses in and to the ChemoCentryx Technology for such Returned Licensed Product granted to GSK by ChemoCentryx, in the country(ies) or the Territory, as applicable, shall be immediately terminated and (b) GSK (i) shall promptly return to ChemoCentryx all data and materials transferred by ChemoCentryx to GSK (if GSK’s rights terminate throughout the Territory), (ii) hereby grants, conditional upon the occurrence of such termination, a non-exclusive license to ChemoCentryx in the relevant country(ies) of the Territory, as applicable, under GSK’s right and title in and to any GSK Technology pertaining specifically to such Returned Licensed Product and which was actually used by GSK in connection with the Development or commercialization

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EXECUTION VERSION

of such Returned Licensed Product, for use by ChemoCentryx solely in connection with such Returned Licensed Product; and (iii) shall, if GSK’s rights terminate throughout the Territory, transfer to ChemoCentryx, at no cost, all readily available bulk drug substance or drug product material of the applicable Returned Licensed Product in its possession and other related materials, (iv) shall provide ChemoCentryx with copies of all clinical study data and results, and all other information, regulatory filings, and the like developed by or for the benefit of GSK relating to such Returned Licensed Product, and (v) if GSK’s rights terminate throughout the Territory, assign to ChemoCentryx any regulatory filings, and trademarks (but only for trademarks where such Returned Licensed Product has previously been launched or had a First Commercial Sale) related to such Returned Licensed Product. Notwithstanding anything to the contrary in this Agreement, the terms and conditions of Section 7.1 shall not apply to any such Returned Licensed Product.

5.7.3 ChemoCentryx’s Right to Commercialize. Subject always to the obligation to pay to GSK the Reverse Royalties as set forth in Section 6.7, ChemoCentryx shall be free to develop and commercialize any such Returned Licensed Product, alone or with any Third Party or through any Third Party sublicensee. In the event ChemoCentryx decides to further develop and/or commercialize such Returned Licensed Product, ChemoCentryx shall be solely responsible for satisfying any and all obligations to Third Parties with respect to the development, manufacture or commercialization of such Returned Licensed Product including, but not limited to, any ongoing obligations of GSK under any Third Party manufacturing or licensing agreements.

ARTICLE 6

MILESTONES AND ROYALTIES; PAYMENTS

6.1 Upfront Payment to ChemoCentryx. In consideration for GSK’s Product Options hereunder, GSK shall pay a one-time-only initial non-refundable, non-creditable fee of Thirty-Eight Million, Five Hundred Thousand U.S. Dollars ($38,500,000) no later than thirty (30) days after receipt by GSK of an invoice from ChemoCentryx on or after the Effective Date of this Agreement (the “Upfront Payment”).

6.2 Purchase of Preferred Stock. GSK shall purchase from ChemoCentryx Twenty Five Million U.S. Dollars ($25,000,000) worth of Series D Preferred Stock of ChemoCentryx on the terms and conditions set forth in the Stock Purchase Agreement.

6.3 Product Option Exercise Fee for Option Compounds.

6.3.1 For Option Compounds Targeting CCR9. Upon exercise of the Product Option by GSK for an Option Compound targeting CCR9 in accordance with Section 4.3.1, GSK shall pay to ChemoCentryx a non-creditable, non-refundable option exercise fee (the “CCR9 Option Exercise Fee”) of [***]. [***] Dollars ($[***]) [***] Dollars ($[***])

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EXECUTION VERSION

6.3.2 For Option Compounds Targeting a Collaboration Target Other Than CCR9. For each exercise of a Product Option by GSK for an Option Compound targeting a Collaboration Target other than CCR9 in accordance with Section 4.3.1, GSK shall pay to ChemoCentryx a non-creditable, non-refundable option exercise fee (the “Non-CCR9 Option Exercise Fee”) of [***] Dollars ($[***]).

6.4 Milestones Payments to ChemoCentryx. As further consideration for ChemoCentryx’s performance of the Research Plan and the Early Development Plans, and its grant of the rights and licenses to GSK hereunder, for each set of Progressed Collaboration Compounds as to which GSK exercises a given Product Option, GSK shall pay to ChemoCentryx the following milestone payments within thirty (30) days after the achievement by GSK of each of the listed milestone events and upon receipt of an invoice from ChemoCentryx for a Licensed Product, as set forth below.

6.4.1 Milestone Payments for Licensed Products Targeting CCR9. GSK shall pay to ChemoCentryx the following milestone payments within thirty (30) days after the achievement by GSK and upon receipt of an invoice from ChemoCentryx upon achievement of each of the listed milestone events with respect to any of the Licensed Products targeting CCR9. GSK shall promptly notify ChemoCentryx in writing of the occurrence of any such milestone event.

Milestone Event for Licensed Products Targeting CCR9	Milestone Payments
[***]	$[***][1]
[***]	$[***][2]
[***]	$[***][2]
[***]	$[***][2]
[***]	$[***][2]
[***]	$[***][2]
[***]	$[***][2]

1 [***]

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EXECUTION VERSION

2 [***] percent ([***]%) [***] percent ([***]%) [***] percent ([***]%) [***]

6.4.2 Milestones for each Licensed Product Targeting Collaboration Targets Other Than CCR9. GSK shall pay to ChemoCentryx the following milestone payments within thirty (30) days after the achievement by GSK of the milestone event and upon receipt of an invoice from ChemoCentryx upon achievement of each of the listed milestone events with respect to Licensed Products targeting each Collaboration Target other than CCR9. GSK shall promptly notify ChemoCentryx in writing of the occurrence of any such milestone event.

Milestone Event for Progressed Compounds or Licensed Products Targeting a Collaboration Target Other Than CCR9	Milestone Payments
Development Candidate Selection		$5,000,000	[1]
Initiation of a First in Humans Study		$10,000,000	[2]
[***]	$	[***]	[3]
[***]	$	[***]	[3]
[***]	$	[***]	[3]
[***]	$	[***]	[3]
[***]	$	[***]	[3]
[***]	$	[***]	[3]

1[***]

2[***]

3[***] percent ([***]%) [***] percent ([***]%) [***]

6.4.3 General. No milestone payments are owed for any milestone event that is not achieved, and in the case where one Licensed Product is substituted for another Licensed Product, then the milestones payable with respect to the new Licensed Product are only for future milestone events, except where expressly provided. Each milestone payment shall be payable only once for each Licensed Product to achieve the corresponding milestone event. All milestones paid for a given Product Candidate will be considered achieved for a subsequent Product Candidate in the same Indication that targets the same Collaboration Target if the first Product Candidate is no longer under development by GSK. By way of illustration and without limitation, if a Product Candidate targeting CCR9 in an IBD Indication has achieved [***] for filing but is not granted [***], and if a subsequent Product Candidate targeting CCR9 for an IBD Indication achieves [***], such milestone will be deemed to have already been paid. In addition, no milestone payments are owed on the basis of any different formulations, methods or vehicles

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EXECUTION VERSION

of delivery, dosage or release forms, etc. for the same Collaboration Compound or same Licensed Product if such Collaboration Compound or Licensed Product has already qualified for a milestone payment; provided however, that milestone payments shall be due for different formulations, methods, or vehicles of delivery, dosage or release forms, etc. with respect to the same Licensed Product if such Licensed Product is for a different Major Indication and if such milestone payment is expressly authorized pursuant to the terms and conditions set forth in the relevant footnotes in Sections 6.4.1 and 6.4.2.

6.5 Net Sales Milestone Payments. In General. All Net Sales milestones and the corresponding Net Sales milestone payments described in this Section 6.5 shall be available only one time under this Agreement for a given Collaboration Target. No milestone payments are owed for any milestone event that is not achieved.

6.5.1 Licensed Products Targeting CCR9. GSK shall pay to ChemoCentryx, within thirty (30) days following the achievement of the specified milestones (each, a “CCR9 Sales Milestone”) and upon receipt of an invoice, with respect to the total aggregate annual worldwide Net Sales of all Licensed Products targeting CCR9 (whether such milestone event is achieved by GSK, its Affiliate or any of their respective Sublicensees), the milestone payment applicable to such CCR9 Sales Milestone as set forth below. Each such payment shall be made when the designated CCR9 Sales Milestone is first achieved for the total aggregate annual worldwide Net Sales of all Licensed Products targeting CCR9. All such payments shall be non-refundable and non-creditable against any other obligations due under the Agreement.

Total Aggregate Annual Worldwide Net Sales of Licensed Products Targeting CCR9	Milestone Payment Amount
$[***]	$[***]
$[***]	$[***]
$[***]	$[***]
$[***]	$[***]

6.5.2 Licensed Products Targeting Collaboration Targets Other Than CCR9. GSK shall pay to ChemoCentryx, within thirty (30) days following the achievement of the specified milestones (each, a “Non-CCR9 Sales Milestone”) and upon receipt of an invoice with respect to the total aggregate annual worldwide Net Sales of all Licensed Products targeting a Collaboration Target other than CCR9 (whether such milestone event is achieved by GSK, its Affiliate or any of their respective Sublicensees), the milestone payment applicable to each Non-CCR9 Sales Milestone shall be made when the designated Non-CCR9 Sales Milestone is first achieved for the total aggregate annual worldwide Net Sales of all Licensed Products targeting the same Collaboration Target. All Milestone payments shall be non-refundable and non-creditable against any other obligations due under the Agreement as follows:

Total Aggregate Annual Worldwide Net Sales of Licensed Products Targeting a Collaboration Target Other Than CCR9	Milestone Payment Amount
$[***]	$[***]
$[***]	$[***]
$[***]	$[***]
$[***]	$[***]

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6.6 Royalty Payments to ChemoCentryx.

As further consideration to ChemoCentryx for the license and other rights granted to GSK under Article 5 of this Agreement, and subject always to the provisions of Section 6.6.6, GSK shall pay to ChemoCentryx royalties as follows:

6.6.1 Royalty Payments for Licensed Products Targeting CCR9 for the IBD Indications. For each Licensed Product targeting CCR9 for the IBD Indications, GSK shall pay to ChemoCentryx a royalty on annual IBD Net Sales as specified below for annual Net Sales tiers achieved in the U.S. and the Rest of World (ROW), determined separately, in accordance with this Section 6.6.1, at the percentage rates set forth below, which rate shall increase for increasing Net Sales tiers as the total aggregate annual IBD Net Sales of such Licensed Product increases over the course of the particular calendar year in either the U.S. or the ROW, as provided in the following schedule. Royalties on such IBD Net Sales shall be calculated using the applicable royalty rate set forth below, which shall be dependent on whether such Net Sales occur in the US or ROW. IBD Net Sales shall be calculated in accordance with Section 6.6.3.

Annual IBD Net Sales in Specified Countries of Each Licensed Product Targeting CCR9 for the IBD Indications	Royalty Rate for Net Sales in the US	Royalty Rate for Net Sales in the ROW
For that portion of annual Net Sales less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales greater than $[***] but less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***] but less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***]	[***]%	[***]%

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6.6.2 Royalty Payments for Licensed Products Targeting CCR9 for Non-IBD Indications. For each Licensed Product targeting CCR9 for Indications other than the IBD Indication (“Non-IBD Indications”), GSK shall pay to ChemoCentryx a royalty on annual Non-IBD Net Sales (as defined below) as specified below for annual Net Sales tiers achieved in the U.S. or the Rest of World (ROW), determined separately, in accordance with this Section 6.6.2, at the percentage rate set forth below, [***], as provided in the following schedule. Royalties on such Non-IBD Net Sales shall be calculated using the applicable royalty rate set forth below, which shall be dependent on whether such Non-IBD Net Sales are accrued in the US or ROW. Non-IBD Net Sales shall be calculated in accordance with Section 6.6.3. Non-IBD Net Sales shall be calculated in accordance with Section 6.6.3.

Annual Non-IBD Net Sales in Specified Countries of Each Licensed Product Targeting CCR9 for an Indication Other Than the IBD Indication	Royalty Rate for Net Sales in the US	Royalty Rate for Net Sales in the ROW
For that portion of annual Net Sales Less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***] but less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***]	[***]%	[***]%

6.6.3 Calculating IBD Net Sales and Non-IBD Net Sales.

(a) For the purposes of Sections 6.6.1 and 6.6.2, “IBD Net Sales” and “Non-IBD Net Sales” for each of the U.S. and the ROW shall be based on total annual Net Sales in the U.S. or the ROW, determined separately, which are divided or apportioned by means of the Sales Tracking Methodology (as defined in subsection (b) below). Specifically, the Sales Tracking Methodology shall differentiate Net Sales arising from use of the CCR9 Licensed Products in the IBD Indications from use in all Non-IBD Indications, taken as a whole. Total Net

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EXECUTION VERSION

Sales shall equal the sum of IBD Net Sales and Non-IBD Net Sales. For clarity, it is understood that the royalty rates set forth under Sections 6.6.1 and 6.6.2 herein shall be applied incrementally to that portion of IBD Net Sales and Non-IBD Net Sales within the Net Sales tiers shown for each applicable range. In determining total royalties owed, GSK shall calculate [***], and then shall determine what [***], and shall [***] Dollars ($[***]) [***] Dollars ($[***]) [***] percent ([***]%) [***] Dollars ($[***]) [***] Dollars ($[***]) [***] percent ([***]%) [***] Dollars ($[***]) [***] percent ([***]%) [***] Dollars ($[***]) [***] Dollars ($[***]) [***] percent ([***]%) [***] Dollars ($[***]).

(b) Sales Tracking. In the event GSK has obtained Regulatory Approval for a Licensed Product for any IBD Indication for a Licensed Product as to which GSK owes royalties pursuant to this Section 6.6, and in the further event GSK also seeks to obtain Regulatory Approval for a Licensed Product for any Non-IBD Indication for the same Licensed Product as to which GSK owes royalties pursuant to this Section 6.6 (or vice versa where GSK has first obtained Regulatory Approval for a Non-IBD Indication), then prior to such filing for Regulatory Approval, GSK and ChemoCentryx shall meet and agree upon a method for tracking sales attributed to use of the Licensed Product in such Indications. The Parties agree to first consider in good faith the use of, alone or in combination with other data, any sales tracking mechanism that GSK already has in place, such as GSK internal factory sales audits for SKU numbers, packaging variations, dose levels, and customer segments specific for the sale of Licensed Products for certain Indications. In the event that the Parties cannot agree that such GSK sales tracking mechanisms are appropriate, either alone or in combination with other data, to track sales which are attributable to use of a particular Licensed Product for the IBD Indication and such other Indications, then GSK and ChemoCentryx shall meet and agree upon the acquisition of one or more prescription data services or other relevant market research generally recognized in the pharmaceutical industry as having an adequate and reasonably reliable degree of accuracy and reliability in the tracking of sales of such Licensed Product attributable to such Other Indications or IBD or other gastro-intestinal Indications, as the case may be, for which the Licensed Product has obtained Regulatory Approval (the “Data Services”), and the methodology for applying any such resulting data and information to the Net Sales of such Licensed Product in the United States (including, for example, use of random sampling, use of data regarding distribution channels as proxy for indication-specific sales and development of mathematical models for approximating indication-specific sales), as well as the Major Countries, and the remainder of the Territory (the “Sales Tracking Methodology”). All costs associated with the acquisition and application of such Data Services and Sales Tracking Methodology shall be shared by the Parties in proportion to their then-current economic interests in the Net Sales of such Licensed Product in the United States. ChemoCentryx’s portion of such costs shall be the total costs multiplied by a fraction determined by calculating the amount due to ChemoCentryx under the applicable royalty rate and dividing such amount by the total Net Sales for such

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Licensed Product for such Indication. In addition, the Parties shall also meet and confer with respect to: (i) how to account for prescriptions to patients with multiple afflictions (i.e., IBD Indications and non-IBD Indications; (ii) the right for ChemoCentryx to audit (subject to the conditions of Section 6.11, applied mutatis mutandis to ChemoCentryx), on a periodic basis, the application by GSK of the Sales Tracking Methodology and use of the Data Services; and (iii) a mechanism for addressing prescriptions that are tracked back to sole source purchasing agreements. In the event of any dispute or disagreement under this Section 6.6.3(b) the Parties will submit such issue or disagreement to a mutually acceptable Third Party neutral arbitrator, who is skilled and knowledgeable with respect to pharmaceutical sales practices and sales tracking, for final resolution.

6.6.4 Royalty Payments for Each Licensed Product Targeting a Collaboration Target Other Than CCR9. For each Licensed Product other than a CCR9 Licensed Product for any Indication sold in the U.S. or ROW, GSK shall pay to ChemoCentryx a royalty on annual Net Sales thereof, to be determined separately for the U.S. and ROW, in accordance with this Section 6.6.4, at the rate set forth below, which rate shall be payable on the specified tier of sales and increase each tier as total aggregate annual Net Sales of such Licensed Products increase over the course of the particular calendar year, as each tier is achieved for the U.S. or ROW regions as described in the following schedules.

Annual U.S. Net Sales of Each Licensed Product Targeting a Collaboration Target Other than CCR9	Royalty Rate for U.S. Net Sales
For that portion of annual Net Sales Less than or equal to $[***]	[***]%

For that portion of annual Net Sales Greater than $250,000,000 but less than or equal to $[***]	[***]%

For that portion of annual Net Sales Greater than $[***]	[***]%

Annual ROW Net Sales of Each Licensed Product Targeting a Collaboration Target Other than CCR9	Royalty Rate for ROW Net Sales
For that portion of annual Net Sales Less than or equal to $[***]	[***]%

For that portion of annual Net Sales Greater than $[***] but less than or equal to $[***]	[***]%

For that portion of annual Net Sales Greater than $[***]	[***]%

[***] Dollars ($[***]) [***] percent ([***]%) [***] Dollars ($[***]) [***] percent ([***]%) [***] Dollars $[***] [***] percent ([***]%) [***] Dollars ($[***]) [***].

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EXECUTION VERSION

6.6.5 Co-Development Option Royalty Rates.

(a) Increased Royalty Rate if CD Development Option Exercised By ChemoCentryx With Respect to Licensed Product Targeting CCR9. Following ChemoCentryx’s exercise of its CD Development Option with respect to a Licensed Product targeting CCR9 as set forth under Section 5.2(a) for the Crohn’s Disease Indication, GSK shall pay to ChemoCentryx an increased royalty rate (in lieu of the royalty rate that would otherwise be applicable as described above in Section 6.6) on the annual IBD Net Sales, to be determined separately for the U.S. and the ROW, at the percentage rates set forth below, with such increased royalty rate to be effective immediately as of the date of such exercise.

Annual Net Sales for IBD in U.S. or ROW of Each Licensed Product Targeting CCR9	Royalty Rate for IBD Net Sales in the US Upon Exercise of CD Development Option	Royalty Rate for IBD Net Sales in the ROW Upon Exercise of CD Development Option
For that portion of annual Net Sales Less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***] but less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***] but less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***]	[***]%	[***]%

(b) Increased Royalty Rate if CD/UC Development Option Exercised By ChemoCentryx With Respect to Licensed Product Targeting CCR9. Following ChemoCentryx’s exercise of its CD/UC Development Option with respect to a Licensed Product targeting CCR9 as set forth under Section 5.2(a) for the Crohn’s Disease Indication and Ulcerative Colitis Indication, GSK shall pay to ChemoCentryx an increased royalty rate (in lieu

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EXECUTION VERSION

of the royalty rate that would otherwise be applicable as described above in Section 6.6.1) on the annual IBD Net Sales, to be determined separately for the U.S. and the ROW, at the percentage rates set forth below, with such increased royalty rate to be effective immediately as of the date of such exercise.

Annual Net Sales for IBD in U.S. or ROW of Each Licensed Product Targeting CCR9	Royalty Rate for Net Sales for IBD in US Upon Exercise of CD/UC Development Option	Royalty Rate for Net Sales for IBD in ROW Upon Exercise of CD/UC Development Option
For that portion of annual Net Sales Less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***] but less than or equal to $[***]	[***]%	[***]%

For that portion of annual Net Sales Greater than $[***]	[***]%	[***]%

6.6.6 Application of Royalty Rates. All Royalties set forth under this Section 6.6 shall be subject always to the provisions of this Section 6.6.6, and shall only be payable as follows:

(a) For so long as a Valid Claim of a ChemoCentryx Patent or of a Collaboration Patent included within the ChemoCentryx Technology (i.e. other than a Valid Claim invented solely by GSK) covers or claims the composition of matter or the relevant approved method of use of the Licensed Product being sold in the country of sale and at the time of such sale, then the royalty rates as set forth above shall apply, subject to subsection (c) and (d) below.

(b) In the absence of such a Valid Claim as described in subsection (a) above at the time of sale and in the country of sale of the Licensed Product, but where ChemoCentryx owns or Controls a pending patent application within the ChemoCentryx Patents or within the Collaboration Patents with a claim (other than where the subject matter of such claim was invented solely by GSK) that claims the composition of matter or an approved method of use of the Licensed Product being sold at the time of sale and in the country of sale, GSK shall pay to ChemoCentryx royalty payments at [***] percent ([***]%) of the relevant royalty rate that would otherwise be payable under Section 6.6 for a period of [***] from the date of [***]

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at issue (subject to subsection (c) and (d) below), and shall pay the remaining [***] percent ([***]%) of the relevant royalty rate in escrow as provided below, until the earlier of (i) such time as a Valid Claim as described in subsection (a) above issues with respect to such pending patent application, in which case Section 6.6.6(a) shall apply; or (ii) the date which is [***] from the date of [***] at issue. The payments accruing under the remaining [***] percent ([***]%) of the relevant royalty rate shall be deposited into an escrow account to be maintained by GSK on behalf of ChemoCentryx (with interest from such account being reinvested into such account). Upon the occurrence of subsection (i) herein prior to the term of [***] from the date of [***] at issue, the remaining [***] percent ([***]%) of such payments (and interest) shall be promptly paid to ChemoCentryx. In the event a Valid Claim does not issue within such time frame, GSK shall retain all such amounts paid into escrow.

(c) No royalty is payable under Section 6.6 in the event that neither subsection (a) or (b) above applies at the time of sale and in the country of sale for a given Licensed Product, or if subsection (a) or (b) are applicable, but subsection (d) below is triggered.

(d) Elimination of Royalty Following Entry of Generic Product. In the event that a particular Licensed Product is sold in a country and a Generic Product is sold in such country, then at the end of the first [***] ([***]) [***] period (the “Generic Entry Period”) during which one or more Third Parties sell a number of units of a relevant Generic Product in the Territory that comprises [***] percent ([***]%) or more of the aggregate number of units of such Licensed Product sold in such country during such Generic Entry Period (based upon mutually acceptable Third Party objective data sources), the otherwise applicable royalty rate set forth in Section 6.6 will not apply, and no royalties shall be due or payable to ChemoCentryx for any sales of such Licensed Product in such country after the conclusion of such Generic Entry Period

(e) “Annual” as used in this Article 6 shall mean calendar year.

6.7 Refused Candidate Royalties and Reverse Royalty to GSK.

(a) In the event that ChemoCentryx or its Affiliate or Sublicensee develops and commercializes any Refused Candidate, it shall pay to GSK a royalty of [***] percent ([***]%) on annual, worldwide Net Sales of such Refused Candidate (“Refused Candidate Royalties”); [***].

(b) In the event that ChemoCentryx or its Affiliate or Sublicensee develops and commercializes any Returned Licensed Product, it shall pay to GSK the following applicable royalty rate (the applicable royalty rate referred to as the “Reverse Royalty”):

(i) In the event that such Returned Licensed Product has at the time it is reverted to ChemoCentryx entered into but not yet successfully completed a clinical

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trial which is later deemed by a Regulatory Authority to be a pivotal Phase 3 Clinical Trial, ChemoCentryx shall pay to GSK a royalty of [***] percent ([***]%) on annual, worldwide Net Sales of such Returned Licensed Product.

(ii) In the event that such Returned Licensed Product has at the time it is reverted to ChemoCentryx successfully completed at least one pivotal Phase 3 Clinical Trial, ChemoCentryx shall pay to GSK a royalty of [***] percent ([***]%) on annual, worldwide Net Sales of such Returned Licensed Product.

(c) In the event that any scenario under Article 12 or otherwise under this Agreement occurs wherein rights to a Progressed Compound, Option Compound, Product Candidate or Licensed Product revert back to ChemoCentryx from GSK, then in any such scenario, and regardless of whether such reversion of rights occurs as the result of any material breach of this Agreement or of any provision hereof by GSK, then such compound shall be deemed a Returned Licensed Product hereunder, and the provisions of subsection (b)(i) and b(ii) above of this Section 6.7 shall apply to any such compound and any resulting product that is ultimately commercialized by ChemoCentryx or its Affiliate or Sublicensee.

6.8 Third Party Intellectual Property. With respect to all Third Party intellectual property GSK and ChemoCentryx shall share, as provided in this Section 6.8, certain license fees (i.e., one-time payments, upfront or milestone) or royalties (collectively “Third Party Intellectual Property License Fees”) owed on one or more licenses from a Third Party under valid, enforceable Third Party Patents covering or claiming Licensed Products or use thereof in the Field, where such license(s) are necessary to prevent GSK from infringing such Third Party’s Patents by the manufacture, use, import or sale of the Licensed Product as and to the extent licensed to GSK under this Agreement (each, a “Third Party Intellectual Property License”). GSK and ChemoCentryx shall equally share all Third Party Intellectual Property License Fees, provided however, that GSK shall have the right to deduct its fifty percent (50%) share of such Third Party Intellectual Property License Fees from the otherwise applicable royalties payable to ChemoCentryx for such particular Calendar Quarter; provided further, however, that in no event shall the otherwise applicable royalty rate to ChemoCentryx be reduced by more than fifty percent (50%) in a given Calendar Quarter. GSK shall have the right to carry forward and apply any such unused offset or deduction to which GSK is entitled in future Calendar Quarters or years in the event that such fifty percent threshold would be exceeded, until the full amount of offset or deduction to which GSK is entitled is satisfied.

6.9 Third Party Licenses Needed for Screening and Platform Technology Used in the Conduct of the Research Program. ChemoCentryx shall have sole financial responsibility for all royalty and other payments required to be paid to any Third Party specifically relating to sales of Refused Products or Returned Products sold by ChemoCentryx as permitted hereunder.

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Such payments shall be made by ChemoCentryx directly to the relevant Third Party in accordance with the provisions of the applicable Third Party license agreement. ChemoCentryx shall also have sole financial responsibility for satisfying in full all royalties, fees and other payments, and all other obligations, liabilities or claims of any kind owed to any Third Party in order to obtain and maintain any licenses or other rights necessary in order for ChemoCentryx to screen its compound library or to use any platform technology to be used by ChemoCentryx in order to identify and optimize Collaboration Compounds as hits and leads as contemplated under this Agreement for the conduct of the Programs hereunder.

6.10 Payments.

6.10.1 Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale for an applicable Licensed Product is made and for each Calendar Quarter thereafter, royalty payments shall be made to ChemoCentryx pursuant to Section 6.6 (the “Payee”) within forty-five (45) days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report, summarizing the total gross sales of the applicable Licensed Product and total Net Sales for the applicable Licensed Product (including an itemization of the deductions applied to such gross sales to derive such Net Sales) during the relevant Calendar Quarter and the calculation of royalties, if any, due thereon. In the event that GSK is paying royalties to ChemoCentryx on a single Licensed Product at different rates dependent upon the Indication in accordance with Sections 6.6.1, 6.6.2 or 6.6.5, and the Parties have agreed under Section 6.6.3(b) to utilize Third Party Data Services in the agreed upon Sales Tracking Methodology to GSK’s Net Sales of such Licensed Product to calculate Indication-specific sales, GSK shall first pay to ChemoCentryx royalties on GSK’s good faith estimate of its Net Sales of such Licensed Product in each particular Indication (the “Initial Estimated Payment”), which such estimate shall be in conformance with GSK’s own forecasts and other internal estimates. Promptly after the calculation of actual Net Sales attributable to the Indications at issue is conducted, based upon receipt of such Data Services’ Indication-specific sales reports and such other data as is included in such Sales Tracking Methodology for such Licensed Product (but in any event no later than forty-five (45) days after payment of such Initial Estimated Payment unless otherwise mutually agreed by the Parties), GSK shall submit a final invoice specifying whether its Initial Estimated Payment was an underpayment or overpayment. In the event such Initial Estimated Payment was an underpayment, GSK shall provide the remainder of the royalty payment with its final invoice. If the Initial Estimated Payment was an overpayment, such overpaid amount shall be promptly credited back to GSK by ChemoCentryx. Notwithstanding the foregoing, in the event that no royalties are payable in respect of a given Calendar Quarter, the Party making the payments (the “Payor”) shall submit a royalty report so indicating.

6.10.2 Mode of Payment. All payments under this Agreement shall be payable, in full, in U.S. dollars, regardless of the country(ies) in which sales are made. For the purposes of computing Net Sales of Licensed Products sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars as calculated at the actual average rates of exchange for the pertinent quarter or year to date, as the case may be, as used by GSK in producing its quarterly and annual accounts, as confirmed by GSK’s auditors. Such payments shall be without deduction of exchange, collection or other charges.

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6.10.3 Records Retention. Commencing with the First Commercial Sale of a Licensed Product, the Payor shall keep complete and accurate records pertaining to the sale of such Licensed Products, for a period of two (2) calendar years after the year in which such sales occurred, and in sufficient detail to permit the Payee to confirm the accuracy of the royalties paid by the Payor hereunder.

6.11 Audits. During the term of this Agreement and for a period of three (3) years thereafter, at the request and expense of the Payee, the Payor shall permit an independent, certified public accountant of nationally recognized standing appointed by the Payee, and reasonably acceptable to the Payor, at reasonable times and upon reasonable notice, but in no case no more than once per calendar year thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment made under this Agreement for any period within the preceding three (3) years. Results of any such examination shall be made available to both Payor and Payee. The independent, certified public accountant shall disclose to the Payee only the royalty amounts which the independent auditor believes to be due and payable hereunder to the Payee and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed the Payor’s Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party. If, as a result of any inspection of the books and records of the Payor, it is shown that a Payee’s payments under this Agreement were less than the amount which should have been paid, then the Payor shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within sixty (60) days. The Payee shall pay for such audits, except that in the event that the royalty payments made by the Payor were less than ninety percent (90%) of the undisputed amounts that should have been paid during the period in question, the Payor shall pay the reasonable costs of the audit.

6.12 Taxes.

6.12.1 Sales or Other Transfers. The recipient of any transfer under this Agreement of ChemoCentryx Technology, GSK Technology, Information, Collaboration Compounds, Licensed Products or Returned Licensed Products, as the case may be, shall be solely responsible for any sales, use, value added, excise or other taxes applicable to such transfer.

6.12.2 Withholding. In the event that the Payor is required to withhold any tax to the tax or revenue authorities in any country regarding any payment to the Payee due to the laws of such country, such amount shall be deducted from the payment to be made by the Payor, and the Payor shall promptly notify the Payee of such withholding and, within a reasonable amount of time after making such deduction, furnish the Payee with copies of any tax certificate or other documentation evidencing such withholding. Each of Payor and Payee agrees to cooperate with

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the other in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect. However, any such deduction or withholding shall be an expense of and borne solely by the Payee.

ARTICLE 7

EXCLUSIVITY

7.1 Covenant of Exclusivity for Collaboration Targets; Exceptions.

7.1.1 Collaboration Targets. Except as may be expressly stated to the contrary in this Agreement under Article 12 or in Section 5.7.2, and except as expressly authorized under the provisions of this Agreement and as necessary to perform its obligations hereunder, ChemoCentryx hereby covenants that it shall not, either alone or with/for any Third Party: with respect to each Collaboration Target, during the period commencing on the Effective Date and ending on the first anniversary of the last day of the Research Term, as may be extended (the “Research Exclusivity Period”), conduct any research or development activities or grant any license or other rights with respect to the identification or optimization of small molecule antagonists (or agonists as applicable) of any Collaboration Targets. Following the end of the Research Exclusivity Period, with respect to any Collaboration Target which is the subject of any Early Development Program being drafted under the auspices of the JSC or then underway, ChemoCentryx also hereby covenants that it shall not, either alone or with/for any Third Party: with respect to each such Collaboration Target, conduct any research or development activities or grant any license or other rights with respect to the identification or optimization of small molecule antagonists (or agonists, as applicable) of any Collaboration Target(s) unless and until the earlier of (i) exercise by GSK of its last Product Option with respect to all of such Early Development Programs directed against such Collaboration Target, or (ii) the termination of all Early Development Programs with respect to such Collaboration Target (the “Development Exclusivity Period”). It being understood and agreed however, that after the end of the Research Exclusivity Period for those Collaboration Targets as to which at such time there is no Early Development Program either being drafted under the auspices of the JSC or then underway, and after the end of the Development Exclusivity Period for those Collaboration Targets as to which there is an Early Development Program, ChemoCentryx shall have the right, alone or with a Third Party, to conduct any research and development activities with respect to such Collaboration Target, including for example the rescreening of compounds against such Collaboration Target, subject at all times to GSK’s rights under Article 4 and to the covenant under Section 7.2, and GSK’s rights pursuant to any Product Options.

7.1.2 Exception Upon Termination with respect to Collaboration Target. In the event that GSK terminates this Agreement or the Research Program and/or Early Development Program under the provisions of Article 12 with respect to research and development activities against a specific Collaboration Target, then the terms of Section 7.1.1 shall no longer apply to any Collaboration Compounds, Development Candidates, or Option Compounds, Compounds targeting such Collaboration Target.

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7.2 Covenant of Exclusivity for Collaboration Compounds. During the Research Term or any Early Development Program, and continuing on for so long as GSK continues to develop and commercialize any Progressed Compound, following exercise by GSK of its Product Option with respect to a set of Progressed Compounds, except as may be expressly stated to the contrary in this Agreement, and except as expressly authorized and necessary to perform its obligations under this Agreement, ChemoCentryx hereby covenants that it shall not, either alone or with/for any Third Party, during the Term, identify, research, develop, optimize or commercialize or grant any license or other rights with respect to any (i) Collaboration Compound or any Progressed Compound or (ii) any Related Compound to any such Progressed Compound or (iii) any metabolite, prodrug, ester, salt, crystalline polymorph, hydrate or solvate or analog or Derivative of any Collaboration Compound that has completed ChemoCentryx’s Tier 3 level within its screening and optimization program as described in Exhibit B with respect to the same Collaboration Target and screening program which led to the identification and optimization of any such Progressed Compound. In the event GSK declines to exercise its Product Option, or the Option Period expires unexercised with respect to any set of Progressed Compounds, or terminates early its exclusive license to such Progressed Compounds, the provisions of this Section 7.2 shall not apply with respect to the relevant Progressed Compounds and Related Compounds, but the terms of Section 7.1 may still apply to the extent there exists any other Early Development Programs with respect to the same Collaboration Target.

7.3 Non-solicitation. During the first [***] ([***]) years of the Research Term, neither Party shall solicit any Key Employee to leave the employment of the other Party and accept employment or work as a consultant with the soliciting Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party’s right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website. For the purposes of this Section 7.3, a “Key Employee” shall be employees who are material to the performance of the Research Program, including without limitation any members of any committees or subcommittees authorized under this Agreement.

ARTICLE 8

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1 Ownership.

8.1.1 ChemoCentryx Technology and GSK Technology. ChemoCentryx shall retain all of its rights, title and interest in and to the ChemoCentryx Know-How and ChemoCentryx Patents and GSK shall retain all of its rights, title and interest in and to the GSK Know-How and GSK Patents, except to the extent that any rights or licenses are expressly granted by one Party to the other Party under this Agreement.

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8.1.2 Collaboration Technology. GSK shall be the sole owner of any Collaboration Technology invented solely by or on behalf of GSK personnel pursuant to the Research Program or any Early Development Program or any Candidate Commercialization Program, and GSK shall retain all of its rights, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by GSK to ChemoCentryx under this Agreement. ChemoCentryx shall be the sole owner of any Collaboration Technology invented solely by or on behalf of ChemoCentryx personnel pursuant to the Research Program or any Early Development Program, or any Product Candidate Commercialization Program and ChemoCentryx shall retain all of its rights, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder to GSK under this Agreement. Any Collaboration Technology that is invented jointly by or on behalf of GSK and ChemoCentryx pursuant to the Research Program or an Early Development Program or any Product Candidate Commercialization Program shall be owned jointly by GSK and ChemoCentryx, and all rights, title and interest thereto shall be jointly owned by the Parties, except to the extent that any exclusive rights or licenses are expressly granted to a Party under this Agreement. Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any consent of the other Party to license or exploit patented jointly-owned subject matter, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting

8.2 Prosecution and Maintenance of Patents.

8.2.1 Patent Filings. The Party responsible for Prosecution and Maintenance of any Collaboration Patents as set forth in Sections 8.2.3 and 8.2.4 below shall use reasonable diligent efforts to obtain a reasonable scope of protection for Collaboration Compounds, Development Candidates and Licensed Products, as applicable, using counsel of its own choice but reasonably acceptable to the other Party. Each Party shall keep the other Party informed as to material developments with respect to the Prosecution and Maintenance of such Collaboration Patents, including without limitation, by providing upon request copies of any office actions or any other substantive documents that such Party receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance. In addition, ChemoCentryx will use diligent efforts to obtain a reasonable scope of protection for Collaboration Compounds, Development Candidates and Licensed Products, as applicable, covered by any claims of any ChemoCentryx Patents, using counsel of its own choice but reasonably acceptable to GSK, and will consider and discuss in good faith reasonable comments timely provided GSK. In the event of any dispute in the Joint Patent Subcommittee regarding the Prosecution and Maintenance of any ChemoCentryx Patents or Collaboration Patents, ChemoCentryx shall have the final say with respect to decisions made prior to GSK’s exercise of its Product Option, and GSK shall have final say after such exercise, with respect to those claims in Collaboration Patents which cover any Development Candidate as to which GSK exercises its Product Option.

EXECUTION VERSION

8.2.2 Joint Collaboration Patents. The responsibility and strategy for Prosecution and Maintenance of Collaboration Patents claiming any jointly owned Collaboration Know-How shall be mutually agreed by GSK and ChemoCentryx through the Joint Patent Subcommittee. The Parties shall cooperate through the Joint Patent Subcommittee to prepare and prosecute patent applications for Patents claiming any such Collaboration Know-How in a manner that ensures a reasonable scope of protection for such subject matter. In the event of any dispute in the Joint Patent Subcommittee, ChemoCentryx shall have the final say with respect to decisions made prior to GSK’s exercise of its Product Option, and GSK shall have final say after such exercise, with respect to those claims in Collaboration Patents which cover any Development Candidate as to which GSK exercises its Product Option.

8.2.3 Solely Owned Collaboration Patents. GSK or ChemoCentryx, as the case may be, shall control the Prosecution and Maintenance of Collaboration Patents claiming any Collaboration Know-How owned solely by such Party in accordance with Section 8.1.2, in each case at its own cost and using counsel of its choice and in such countries as such Party determines is appropriate, in accordance with Section 8.2.4, as applicable.

8.2.4 Other Matters Pertaining to Prosecution and Maintenance of Patents.

(a) The Parties shall coordinate through the Joint Patent Subcommittee the Prosecution and Maintenance of Collaboration Patents claiming any jointly owned Collaboration Know-How or any Patent claiming solely owned Collaboration Know-How that claims the composition of, or method of making or using, a Collaboration Compound (such solely owned Patents, “Compound Patents”). Each Party shall submit to the other Party copies of all correspondence with patent authorities covering such Collaboration Patents for which such Party has responsibility for Prosecution and Maintenance pursuant to Section 8.2.1, and ChemoCentryx shall submit to GSK the same with respect to such correspondence regarding ChemoCentryx Patents which are Compound Patents. Each Party shall keep the other Party informed as to material developments with respect to the Prosecution and Maintenance of such Collaboration Patents or ChemoCentryx Patents, including without limitation, by providing upon request copies of any office actions or any other substantive documents that such Party receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance. Without limiting the foregoing, neither Party shall file an application for such a Collaboration Patent unless it has first disclosed the same to the Other Party. ChemoCentryx’s obligations under this Section 8.2.4(a) shall terminate with respect to a given set of claims or Patents to the extent they contain only claims covering Progressed Compounds as to which GSK has elected not to exercise its Product Option.

(b) If, during the Term, the Party responsible for prosecuting a Patent claiming jointly owned Collaboration Know-How or any Compound Patent (the “Prosecuting

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Party”), intends to allow such Collaboration Patent to lapse or become abandoned without having first filed a substitute, the Prosecuting Party shall, whenever practicable, notify the other Party of such intention at least sixty (60) days prior to the date upon which such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense with counsel of its own choice.

8.3 Patent Costs.

8.3.1 Collaboration Technology. As set forth in Section 8.2.3, each Party shall be responsible for costs associated with the Prosecution and Maintenance of any Collaboration Patents that it owns solely. ChemoCentryx and GSK shall share equally the Patent Costs associated with the Prosecution and Maintenance of Patents claiming any jointly owned Collaboration Patents, unless the Parties otherwise agree.

8.3.2 Existing ChemoCentryx Patents and GSK Patents. ChemoCentryx shall be responsible for [***] percent ([***]%) of the Patent Costs incurred by ChemoCentryx prior to and after the Effective Date in all countries in the Territory with respect to any ChemoCentryx Patents. GSK shall be responsible for [***] percent ([***]%) of the Patent Costs incurred by GSK prior to and after the Effective Date in all countries in the Territory with respect to GSK Patents.

8.3.3 Patent Costs Following GSK’s Exercise of the Product Option. Notwithstanding the foregoing, following GSK’s exercise of a Product Option, GSK, upon receipt of invoice from ChemoCentryx, shall reimburse ChemoCentryx its Patent Costs associated with the Prosecution and Maintenance of all ChemoCentryx Patents and Collaboration Patents over which ChemoCentryx has the responsibility for Prosecution and Maintenance and which contain claims covering such Progressed Compounds. In addition, the Parties, through the Joint Patent Subcommittee, will cooperate to determine if and when any divisional applications shall be filed with respect to such ChemoCentryx Patents and Collaboration Patents. In addition, If GSK is no longer satisfied with external counsel used by ChemoCentryx after GSK exercises its Product Option, GSK has the right to take over control of prosecution of such Patent claims using an external law firm to be mutually agreed.

8.4 Defense of Claims Brought by Third Parties.

8.4.1 Collaboration Compounds. If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, sale or importation of any Collaboration Compound as to which GSK has not exercised its Product Option, ChemoCentryx shall have the primary right but not the obligation to defend against any such assertions at its cost and expense.

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In the event ChemoCentryx elects to defend against any such Third Party claims, ChemoCentryx shall have the sole right to direct the defense of any such Third Party claims and to elect to settle such claims. In the event that ChemoCentryx elects not to defend against such Third Party claims within one hundred twenty (120) days of learning of same, GSK shall have the right, but not the duty, to defend against such an action and thereafter shall have the right to direct the defense of any such Third Party claim(s), including, without limitation the right to settle such claims, but only with the consent of ChemoCentryx, not to be unreasonably withheld. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party. Each Party may at its own expense and with its own counsel join any defense brought by the other Party.

8.4.2 Licensed Products. If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, sale or importation of any Licensed Product (except for a Returned Licensed Product which shall be subject to Section 8.3.1(a)), GSK shall have the primary right but not the obligation to defend against any such assertions at its cost and expense. In the event GSK elects to defend against any such Third Party claims, GSK shall have the sole right to direct the defense of any such Third Party claims and to elect to settle such claims. In the event that GSK elects not to defend against such Third Party claims within one hundred twenty (120) days of learning of same, ChemoCentryx shall have the right, but not the duty, to defend against such an action and thereafter shall have the sole right to direct the defense of any such Third Party claim(s), including, without limitation the right to settle such claims. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party. Each Party may at its own expense and with its own counsel join any defense brought by the other Party.

8.5 Enforcement of Collaboration Patents and ChemoCentryx Patents.

8.5.1 Duty to Notify of Competitive Infringement. If any Party learns of an infringement, unauthorized use, misappropriation or threatened infringement or other such activity by a Third Party with respect to any Collaboration Patent or ChemoCentryx Patent by reason of the manufacture, use or sale of a product identical to or substantially similar to any Progressed Compounds, Option Compound, Product Candidate or Licensed Product following exercise by GSK of its Product Option with respect thereto, within the Territory (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

8.5.2 Prior to Exercise of Product Option. Prior to GSK’s exercise of its Product Option, ChemoCentryx shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any such Competitive Infringement, by counsel of its own choice, and GSK shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If ChemoCentryx fails to bring any

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such action or proceeding within a period of one hundred twenty (120) days after first being notified of such Competitive Infringement, then GSK shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and ChemoCentryx shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.3 Following Exercise of Product Option. Following GSK’s exercise of its Product Option with respect to the Progressed Compounds which are the subject of any Competitive Infringement, GSK shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice, and ChemoCentryx shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If GSK fails to bring an action or proceeding within a period of one hundred twenty (120) days after first being notified of such Competitive Infringement, ChemoCentryx shall have the right to bring and control any such action by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.4 Share of Recoveries. If one Party brings any such action or proceeding in accordance with this Section 8.5, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 8.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of such action; and then (ii) any remaining proceeds shall be allocated between the Parties (A) if such action related solely to Licensed Products (i.e., after exercise by GSK of its Product Option), allocated between the Parties such that the Party bringing suit under this Section 8.5 retains [***] percent ([***]%) and the other Party retains [***] percent ([***]%) of such amount, or (B) if such action related solely to products identical to or substantially similar to Collaboration Compounds that are not yet Product Candidates or Licensed Products, retained [***] percent ([***]%) by ChemoCentryx. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.5 may be entered into without the consent of the Party not bringing the suit; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of the relevant Patent, ChemoCentryx Technology or GSK Technology and provided further, that any rights granted under the relevant Patent to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant.

8.5.5 Other Infringement. Subject to Sections 8.5.1 through 8.5.4 above, with

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respect to the infringement of jointly owned Collaboration Patents which is not a Competitive Infringement, each Party may proceed in such manner as the law permits. Each Party shall bear its own expenses, and any recovery obtained by either Party may be retained by such Party unless otherwise agreed. In addition, ChemoCentryx shall retain all rights to pursue an infringement of any ChemoCentryx Patent or Collaboration Patent solely owned by ChemoCentryx which is other than a Competitive Infringement, and GSK shall retain all rights to pursue an infringement of any GSK Patent or Collaboration Patent solely owned by GSK which is other than a Competitive Infringement.

8.5.6 35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 8.5, for infringement under 35 USC 271(e)(2) where GSK has exercised its Product Option under Article 4 of this Agreement and where GSK is the holder of the applicable NDA, and for so long as GSK maintains or retains its exclusive license under such Product Option, GSK has the sole right to initiate legal action to enforce all ChemoCentryx Patents and Collaboration Patents licensed to it pursuant to Section 5.1.2(b) against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto at its sole expense

8.5.7 Regulatory Data Protection. To the extent required by law or permitted by law, each Party will use commercially reasonable efforts to promptly, accurately and completely list, with the applicable regulatory authorities during the term of this Agreement, all applicable Patents for any Product that such Party intends to, or has begun to commercialize, and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties will meet, through the Joint Patent Subcommittee, to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, the Party responsible for marketing the applicable Product will retain final decision making authority as to the listing of all applicable Patents for such Product, regardless of which Party owns such Patent.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement including, but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing,

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financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

9.1.1 was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

9.1.4 was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to commercialize Product Candidates, Licensed Products and to grant licenses and sublicenses hereunder); or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting preclinical activities or clinical trials, marketing Licensed Products, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to in writing by the Parties.

9.3 Press Release; Disclosure of Agreement. On or promptly after the Effective Date, the Parties shall individually or jointly issue a public announcement of the execution of this Agreement in such form separately agreed upon between the Parties. Neither Party shall be free

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to issue any press release or other public disclosure regarding the Agreement or the Parties activities hereunder, or any results or data arising hereunder, except with the other Party’s consent, or except as reasonably necessary to comply with all applicable laws or regulations. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases. Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. The principles to be observed by ChemoCentryx and GSK in any such permitted public disclosures with respect to this Agreement shall be: accuracy, the requirements of confidentiality under this Article 9, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to ChemoCentryx and GSK. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirors, merger partners, and professional advisors. In addition, GSK understands that ChemoCentryx is a private company with consistent capital requirements, and that ChemoCentryx may, on a selected basis, disclose the financial terms of this Agreement to potential, bona fide investors and investment bankers in each case, where practicable, under appropriate confidentiality provisions substantially equivalent to those of this Agreement. Each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

9.4 Termination of Prior Agreement. This Agreement supersedes the Non-Disclosure Agreement executed by ChemoCentryx and GSK dated December 12, 2005 (including any and all amendments thereto). All information exchanged between the Parties under that Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.

9.5 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

9.6 Publications. Neither Party or its Affiliates shall publish or publicly disclose the results of any of the research and/or development activities conducted under the Research Program or under any Early Development Program, without the prior written consent of the other Party, except that after the end of the Research Term, the foregoing shall not apply to ChemoCentryx for results that do not relate to any Collaboration Compounds, or to GSK for

EXECUTION VERSION

results that relate directly to any of the Product Candidates or Licensed Products. The Parties recognize that it may be useful or required to publish or publicly disclose the results of development work on Licensed Products, and GSK (and its Affiliates and Sublicensees) shall be free to publish or publicly disclose such results, subject to the prior review by ChemoCentryx for patentability and protection of its Confidential Information. GSK shall provide to ChemoCentryx at GSK’s earliest practical opportunity any proposed abstracts, manuscripts or summaries of presentations which cover the results of clinical development of any Licensed Product, for review and comment as to matters relating to its patents and Confidential Information. ChemoCentryx shall respond in writing promptly and in no event later than thirty (30) days after receipt of the proposed material, or within such reasonably shorter period as is required (and promptly communicated by GSK to ChemoCentryx) by the relevant publication deadline, with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of concern, GSK agrees not to submit such publication or to make such presentation that contains such information until ChemoCentryx is given a reasonable period of time (not to exceed sixty (60) days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. This Section 9.6 shall cease to apply with respect to any Licensed Product upon the commercial launch of such Licensed Product. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.6 to the extent that GSK or ChemoCentryx (as the case may be) has the right to do so.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

EXECUTION VERSION

10.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required under the Stock Purchase Agreement or to obtain Hart-Scott-Rodino clearance; and

10.1.6 it has not employed (and, to the best of its knowledge without further duty of inquiry, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge without further duty of inquiry, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the Preclinical Activities or Clinical Studies of Collaboration Compounds and its activities under the Research Program.

10.2 Representations and Warranties of ChemoCentryx. ChemoCentryx hereby represents and warrants to GSK, as of the Effective Date, that:

10.2.1 To the best of its knowledge and belief, ChemoCentryx is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to GSK with respect to the ChemoCentryx Technology under this Agreement, and all rights and licenses that were granted to Forest Laboratories or to any Third Party prior to the Effective Date with respect to any of the Collaboration Targets or any intellectual property pertaining to any compound with activity against CCR1 or any compound with activity against any other Collaboration Target have been terminated and have reverted fully to ChemoCentryx, without any lien, encumbrance, restriction or obligation;

10.2.2 ChemoCentryx’s license agreement with Forest Laboratories, Inc. has been terminated and as of the Effective Date is no longer in effect;

10.2.3 To the best of its knowledge and belief without having conducted any special inquiry and without any further duty of inquiry, ChemoCentryx does not require any licenses or other intellectual property rights from any Third Parties in order to conduct research, discovery, and Development activities as set forth under the Research Plan and any Early Development Program;

10.2.4 ChemoCentryx has no present knowledge from which it concludes that any of the ChemoCentryx Patents are invalid or unenforceable;

10.2.5 To the best of its knowledge without having conducted any special inquiry

EXECUTION VERSION

and without any further duty of inquiry, (i) there are no additional licenses (beyond those granted to GSK under Article 5 pursuant to the exercise of a Product Option) required by GSK under any intellectual property owned or Controlled by ChemoCentryx or its Affiliate as of the Effective Date or during the Term which would be required in order for GSK to further Develop and commercialize any Progressed Compound, Product Candidate or Licensed Product as contemplated under this Agreement pursuant to the exercise by GSK of any of its Product Options, and (ii) all such intellectual property owned or Controlled by ChemoCentryx as of the Effective Date and during the Term shall be included within the ChemoCentryx Technology;

10.2.6 Subject to Section 7.1.2, ChemoCentryx has not as of the Effective Date, and during the Term shall not, grant any right or license to any Third Party relating to any of the ChemoCentryx Technology which would conflict or interfere with any of the rights or licenses granted to GSK hereunder. ChemoCentryx will not, during the Term, as applicable, encumber any of the ChemoCentryx Technology with any license or with any liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership.

10.2.7 To the best of its knowledge without having conducted any special inquiry and without any further duty of inquiry, ChemoCentryx has disclosed to GSK all material data and Information, and all material correspondence to/from any Regulatory Authority regardless of whether such data, correspondence and Information would have a positive, neutral, or negative impact on the potential commercial, scientific or strategic value or attractiveness of the Collaboration Compounds in existence as of the Effective Date, that would in ChemoCentryx’s reasonable opinion be material and relevant to a reasonable assessment, of the scientific, commercial, safety, and regulatory liabilities of such Collaboration Compounds.

10.3 ChemoCentryx Covenants. ChemoCentryx hereby covenants that:

10.3.1 all employees of ChemoCentryx or its Affiliates and working under this Agreement shall be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, if any, to ChemoCentryx as the sole owner thereof;

10.3.2 ChemoCentryx shall not employ (or, to the best of its knowledge without further duty of inquiry, shall not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the Preclinical Activities or Clinical Studies of Collaboration Compounds and its activities under any Program;

10.3.3 ChemoCentryx shall perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such

EXECUTION VERSION

activities are conducted, and with respect to the care, handling and use in research and development activities hereunder of any non-human animals by or on behalf of ChemoCentryx, shall at all times comply (and shall ensure compliance by any of its subcontractors) with all applicable federal, state and local laws, regulations and ordinances, and also with the most current best practices in the industry for the proper care, handling and use of animals in pharmaceutical research and development activities, subject to GSK’s reasonable right of inspection.

10.3.4 ChemoCentryx hereby covenants to GSK that it shall disclose to GSK and exchange all data and Information, and all correspondence to/from any Regulatory Authority regardless of whether such data, correspondence and Information would have a positive, neutral, or negative impact on the potential commercial, scientific or strategic value or attractiveness of the asset, that would be material and relevant to a reasonable assessment, in its best determination, of the scientific, commercial, safety, and regulatory liabilities of the asset to be considered by GSK in deciding whether or not to exercise its Product Option with respect to each Option Compound.

10.4 Representation and Warranty of GSK. GSK hereby represents and warrants to ChemoCentryx, as of the Effective Date, without having conducted any special inquiry and without any further duty of inquiry, that: to the best of GSK’s knowledge and belief, GSK does not have any research, development, or commercialization activities (on its own behalf or with or for a Third Party) relating to the discovery of target-selective small molecule compounds which exclusively target any single target included within the Collaboration Targets, which activities are at the stage of candidate selection or later except in conjunction with ChemoCentryx and pursuant to this Agreement. The Parties understand that the representation and warranty made in this paragraph is applicable only with respect to the research, development and commercialization activities of GSK existing as of the Effective Date.

10.5 Disclaimer. Except as otherwise expressly set forth in this Agreement, neither Party makes any representation or extends any warranty of any kind either express or implied, including, but not limited to, any warranty that any Patents are valid or enforceable or that their exercise does not infringe any patent rights of Third Parties. A holding of invalidity or unenforceability of any Patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only affect the payment of royalties otherwise due under this Agreement as and to the extent provided in Article 6. GSK understands that the Collaboration Compounds are the subject of ongoing clinical research and development and that ChemoCentryx cannot assure the safety or usefulness of resulting Development Candidates, Option Compounds, and/or Licensed Products. In addition, ChemoCentryx makes no warranties except as set forth in this Article 10 concerning the ChemoCentryx Technology or the Collaboration Technology. Without limiting the generality of the foregoing, each Party expressly does not warrant, and disclaims any warranties with regards to: (a) the success of any study or test commenced under the Research Program, (b) the safety or usefulness for any purpose of the technology or materials, including any Collaboration Compounds, it provides or discovers under this Agreement; and/or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

EXECUTION VERSION

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification by GSK. GSK shall indemnify, defend and hold harmless ChemoCentryx, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

11.1.1 the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

11.1.2 any breach of any representation or warranty or express covenant made by GSK under Article 10 or any other provision under this Agreement; or

11.1.3 the Development that is actually conducted by and/or on behalf of GSK (excluding any Development carried out by and/or on behalf of ChemoCentryx hereunder), the handling and storage by and/or on behalf of GSK of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of GSK, and the manufacture, marketing, commercialization and sale by GSK, its Affiliate or Sublicensees of any Product Candidate or Licensed Product pursuant to the exercise by GSK of the relevant Product Option ;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of ChemoCentryx and/or its Affiliate or Sublicensee or contractor, and its or their respective directors, officers, employees and agents;

11.2 Indemnification by ChemoCentryx. ChemoCentryx shall indemnify, defend and hold harmless GSK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

11.2.1 the negligence, recklessness or wrongful intentional acts or omissions of ChemoCentryx and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with ChemoCentryx’s performance of its obligations or exercise of its rights under this Agreement;

11.2.2 any breach of any representation or warranty or express covenant made by ChemoCentryx under Article 10 or any other provision under this Agreement; or

EXECUTION VERSION

11.2.3 the research and/or Development actually conducted by or on behalf of ChemoCentryx (excluding any Development carried out by GSK), or the storage, handling, manufacture, marketing, commercialization and sale of any Collaboration Compounds or any product resulting therefrom (including, without limitation, all Progressed Compounds, Development Candidates, Product Candidates, Refused Candidates and Returned Licensed Products) by ChemoCentryx, its Affiliates, agents or Sublicensees ;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate, and its or their respective directors, officers, employees and agents.

11.3 Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 11.1 or Section 11.2 is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim, and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

11.4 Insurance.

11.4.1 ChemoCentryx’s Insurance Obligations. ChemoCentryx shall maintain, at its cost, with effect from prior to the date of first administration of any Collaboration Compound (including, without limitation, 43all Progressed Compounds, Development Candidates, Product Candidates, Refused Candidates and Returned Licensed Products and any product based thereon) for testing in humans hereunder and during the Term thereafter, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices in the pharmaceutical industry for the activities to be conducted by it under this Agreement. At a minimum, ChemoCentryx shall maintain, in force from thirty (30) days following the Effective Date and thereafter during the Term, at its cost, a general liability insurance policy providing coverage of at least [***] Dollars ($[***]) per claim and annual aggregate, provided that such coverage is at least (a) [***] Dollars ($[***]) before ChemoCentryx enters [***] with respect to any [***] and is [***] to at least (b) [***] Dollars ($[***]) before [***]. ChemoCentryx shall furnish to GSK evidence of such insurance, upon request.

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EXECUTION VERSION

11.4.2 GSK’s Insurance Obligations. GSK hereby represents and warrants to ChemoCentryx that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharma in the pharmaceutical industry for the activities to be conducted by it under this Agreement. GSK shall furnish to ChemoCentryx evidence of such self-insurance, upon request.

11.5 LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A BREACH OF ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER CHEMOCENTRYX NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

TERM AND TERMINATION

12.1 Term; Expiration. This Agreement shall become effective as of the Effective Date and shall continue in force and effect until expiration as described in this Section 12.1, unless earlier terminated pursuant to the other provisions of this Article 12, and shall expire as follows:

12.1.1 on a Licensed Product-by-Licensed Product and country-by-country basis, on the date of expiration of all payment obligations under this Agreement with respect to such Licensed Product in such country; and

12.1.2 in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product in all countries in the Territory pursuant to Section 12.1.1; or

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12.1.3 where GSK declines to exercise all of its Product Options hereunder, this Agreement will terminate within thirty (30) days of the termination of the Option Period with respect to the sixth (6th) Product Option as to which GSK does not elect its Product Option.

12.1.4 The period from the Effective Date until the date of expiration of the entire Agreement, or as the case may be, until the date of expiration of the Agreement in part with respect to a given Licensed Product, pursuant to this Section 12.1. shall be the “Term” of the Agreement in its entirety or with respect to a given Licensed Product, respectively.

12.1.5 Effect of Expiration of the Term.

(a) Following the expiration of the Term with respect to a Licensed Product in a country pursuant to Section 12.1.1, subject to the terms and conditions of this Agreement, GSK shall have an exclusive, fully-paid and royalty-free, right and license, with the right to grant sublicenses, under all of ChemoCentryx’s rights in and to the ChemoCentryx Technology solely to continue to make, have made, use, sell, offer to sell and import Licensed Products in the Field in such country, for so long as it continues to do so.

(b) Following expiration of the Term in its entirety pursuant to Section 12.1.2, subject to the terms and conditions of this Agreement, GSK shall have an exclusive, fully-paid and royalty-free, right and license, with the right to grant sublicenses, under all of ChemoCentryx’s rights in and to the ChemoCentryx Technology solely to continue to make, have made, use, sell, offer to sell and import Licensed Products in the Field in the Territory, for so long as it continues to do so. Following the expiration of the Term in its entirety pursuant to Section 12.1.2, subject to the terms and conditions of this Agreement, ChemoCentryx shall have an exclusive, fully-paid and royalty-free, right and license, with the right to grant sublicenses, under GSK Technology solely as necessary to continue to make, have made, use, sell, offer to sell, and import Returned Licensed Product for so long as it continues to do so.

(c) Following expiration of the Term in its entirety pursuant to Section 12.1.3, subject to the terms and conditions of this Agreement, GSK shall have no further rights in, or options to, any Collaboration Compounds, and all licenses granted hereunder to GSK shall terminate and be of no further force and effect.

12.2 Termination for Cause.

12.2.1 During the Collaboration Term and Prior to any Exercise of Product Options. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement during the Collaboration Term, on a Collaboration Target by Collaboration Target basis, or in its entirety, as may be appropriate to protect the interest of the Non-Breaching Party arising from such alleged breach, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder either with respect to a particular

EXECUTION VERSION

Collaboration Target, or the Agreement as a whole, as the case may be, and such default shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach.

12.2.2 Following exercise of a Product Option. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety, or in part on a Collaboration Target by Collaboration Target basis, or on an Early Development Program by Early Development Program basis, or on a Licensed Product by Licensed Product basis, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder either with respect to a particular Collaboration Target, Early Development Program, Licensed Product or generally with respect to the Agreement, and such default shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party such notice describing with particularity and in detail the alleged material breach.

12.2.3 Termination by GSK due to ChemoCentryx Diligence Failure Event. GSK shall have the right, at its sole discretion, to terminate the Agreement in its entirety or in part on a Collaboration Target by Collaboration Target basis, or on an Early Development Program by Early Development Program basis, or on a Licensed Product by Licensed Product basis in the event of an uncured material breach by ChemoCentryx with respect to Diligent Efforts in regard to the Research Program or any Early Development Program with respect to any one or more Collaboration Targets, and such termination shall be in accordance with the provisions of Section 3.3.

12.2.4 Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 14.1,. Notwithstanding the above sentence, the cure period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party. Any such termination of the Agreement under this Section 12.2 shall become effective at the end of such ninety (90) day period, unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period. The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

12.3 GSK Unilateral Termination Rights. GSK shall have the right, at its sole discretion, exercisable at any time during the Term, to terminate this Agreement in its entirety or with respect to the research and development activities for a given Collaboration Target, for any reason or no reason at all, upon ninety (90) days written notice to ChemoCentryx, subject to the obligations set forth in Section 12.5.1. In the event that GSK terminates the entire Agreement under this Section 12.3 during [***], GSK shall [***] if such termination had not occurred. GSK shall not have any additional cost, liability, expense, or obligation of any kind whatsoever on account of any termination under this Section 12.3.

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EXECUTION VERSION

12.4 Termination for Insolvency.

12.4.1 Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

12.4.2 All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

12.5 Effect of Termination.

12.5.1 Upon Unilateral Termination by GSK.

(a) In the event of a unilateral termination of this Agreement in its entirety by GSK pursuant to Section 12.3:

(i) Notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect to Product Candidates and Licensed Products, if any, for which GSK has previously exercised its Product Option as of the effective date of such termination shall continue in full force and effect, in accordance with the terms and conditions of this Agreement, including without limitation, GSK’s payment obligations under Article 6 with respect to any Licensed Products; and

(ii) All Product Options that are not yet triggered by the

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successful completion of a PoC Trial for an Option Compound under Sections 4.3.1(a) or 4.3.1(b) with respect to any Collaboration Targets as of the date that ChemoCentryx receives such notice from GSK shall be cancelled and of no force and effect;

(b) In the event of a termination of this Agreement in part by GSK pursuant to Section 12.2.2 with respect to a given Licensed Product, (i) such Licensed Product shall be deemed a Returned Licensed Product under Section 5.7; and (ii) thereafter, the terms and conditions of Section 6.7 pertaining to the obligation to pay Reverse Royalties to GSK shall apply with respect to such Returned Licensed Product.

(c) All of ChemoCentryx’s exclusivity obligations under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) being terminated and the Collaboration Compounds relating to such terminated Collaboration Targets.

12.5.2 Upon Termination by GSK for Cause.

(a) In the event of a termination of this Agreement in its entirety by GSK pursuant to Section 12.2.1 before the end of the Collaboration Term, the Collaboration Term shall terminate, with no additional amounts owed to ChemoCentryx pursuant to Section 3.6.

(b) In the event of a termination of this Agreement pursuant to Section 12.2.2 or Section 12.2.3 upon the breach of ChemoCentryx; or (2) pursuant to Section 12.4 upon the insolvency of ChemoCentryx:

(i) notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect Licensed Products for which GSK has previously exercised its Product Option as of the effective date of such termination shall continue in full force, in accordance with the terms and conditions of this Agreement, including without limitation, GSK’s payment obligations under Article 6 with respect to any Licensed Products, except that in the case of a termination by GSK under Section 12.2.3 due to a material breach by ChemoCentryx with respect to Diligent Efforts, the payment obligations of GSK shall be in accordance solely with Section 3.3, and the terms of Article 6 shall not apply; and

(ii) all Product Options that are pending as of the effective date of such termination by GSK shall continue under their terms.

(c) All of ChemoCentryx’s exclusivity obligations under Article 7 shall immediately terminate and no longer be of any force or effect with respect to the Collaboration Target(s) being terminated and the Collaboration Compounds relating to such terminated Collaboration Targets.

12.5.3 Upon Termination by ChemoCentryx for Cause.

(a) In the event of a termination of this Agreement by ChemoCentryx

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pursuant to Section 12.2.2 with respect to a given Licensed Product, (i) such Licensed Product shall be deemed a Returned Licensed Product under Section 5.7; and (ii) thereafter, the terms and conditions of Sections 5.7.2 and 5.7.3 shall apply with respect to such Returned Licensed Product, subject to the obligation to pay Reverse Royalties to GSK in accordance with Section 6.7.

(b) In the event of a termination of this Agreement in its entirety by ChemoCentryx (1) pursuant to Section 12.2.1 upon the breach of GSK; or (2) pursuant to Section 12.4 upon the insolvency of GSK:

(i) GSK shall have no right to exercise any Product Option rights and all Product Options that are pending as of the effective date of such termination by GSK shall have no further force and effect

(ii) At ChemoCentryx’s option, and notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect Licensed Products for which GSK has previously exercised its Product Option as of the effective date of such termination shall terminate and any such Licensed Product shall be deemed a Returned Licensed Product under Section 5.7; and (ii) thereafter, the terms and conditions of Sections 5.8.2 and 5.8.3 shall apply with respect thereto, subject to the obligation to pay Reverse Royalties to GSK in accordance with Section 6.7.

(c) All of ChemoCentryx’s exclusivity obligations under Article 7 shall immediately terminate and no longer be of any force or effect, with respect to the Collaboration Target(s) being terminated and the Collaboration Compounds relating to such terminated Collaboration Targets .

12.5.4 Regulatory Filings. Upon termination or expiration of this Agreement pursuant to Section 12.2.2 by ChemoCentryx, or by GSK pursuant to Section 12.3:

(a) If Prior to First Commercial Sale of Licensed Product: GSK would exclusively license or assign and deliver to ChemoCentryx all relevant documents, safety databases, regulatory filings, and manufacturing information to the extent pertaining specifically to any Product Candidates and Licensed Products and which is necessary or important for commercial use and exploitation in the Territory; and

(b) If Following First Commercial Sale of a Licensed Product: With respect to all affected countries, GSK would exclusively license or assign and deliver to ChemoCentryx all relevant documents, safety data, regulatory filings, manufacturing information, trademarks as well as any other information, data and materials reasonably requested by ChemoCentryx, to the extent pertaining specifically to any Product Candidates and Licensed Products and which is necessary or important for commercial use and exploitation in the Territory . In addition, GSK shall provide for reasonable transitional support, such support to be not less than nine (9) months in countries in which the Licensed Product is approved for marketing and ChemoCentryx is not promoting or otherwise responsible for the Licensed Product.

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12.5.5 Accrued Rights; Surviving Provisions of the Agreement.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, the payment obligations under Article 6 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b) The provisions of Articles [***] and [***] (in accordance with Article [***] or to the extent owing), and Articles [***], [***], [***], and [***], and Sections [***], [***], [***], [***], [***], [***], [***], [***] and [***] shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

ARTICLE 13

REGULATORY

13.1 Tolling of Payment Obligations. If the exercise by GSK of any Product Option under Article 4 requires the making of filings under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR ACT”), or under any similar premerger notification provision in the European Union or any other jurisdiction, then all rights and obligations related to the exercise of such Product Option shall be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each Party agrees to cooperate at the request of the Party which decides in its sole discretion to respond to any such request for information to expedite review of such transaction.

ARTICLE 14

MISCELLANEOUS

14.1 Dispute Resolution. Prior to the commencement of any litigation under this Agreement, the Executive Officer of the Party considering commencement of such litigation shall notify the Executive Officer of the other Party that such litigation is being contemplated. For at least thirty (30) days following the delivery of such notice, the Parties’ Executive Officers shall use good faith efforts to make themselves available to discuss the dispute and attempt to resolve the matter. If the dispute is not resolved within such thirty (30) days, the Parties agree to submit the dispute for non-binding mediation (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually

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acceptable resolution) in Chicago, Illinois (or such other location as may be mutually agreed upon by the Parties), for a period of not more than sixty (60) days, unless extended by the mutual written agreement of the Parties. If the dispute is not resolved within such sixty (60) days, as may be extended, the Party that originally providing notice hereunder may commence litigation with respect to the subject matter of the dispute and with respect to any other claims it may have and thereafter neither Party hereto shall have any further obligation under this Section 14.1.

14.2 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

14.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the prior written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, without any consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.

14.4 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

14.5 Force Majeure. No Party shall be held liable or responsible to the other Parties nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event ChemoCentryx or GSK, as the case may be, shall immediately notify the other Parties of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time ChemoCentryx or GSK, the Party not affected by the force majeure, may terminate this Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.6 Notices. Any notice or request required or permitted to be given under or in

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connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to ChemoCentryx, addressed to:	ChemoCentryx, Inc.
850 Maude Avenue
Mountain View, CA 94043
Attention: Chief Executive Officer
Telephone: (650) 210-2900
Telecopy: (650) 210-2910

with a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Barbara A. Kosacz
Telephone: (650) 843-5818
Telecopy: (650) 849-7400

If to GSK, addressed to:
Attention: Vice President, Business Development
Center of Excellence for External Drug Discovery
GlaxoSmithKline
[***]

with a copy to:
Attention: Vice President and Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline
[***]

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be

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the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

14.7 Export Clause. Each party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

14.8 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

14.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.10 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, the Side Letter Agreement between the Parties dated August 22, 2006, and the accompanying Stock Purchase Agreement, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

14.11 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

14.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

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14.13 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles in the case of ChemoCentryx, and shall be maintained in accordance with International Financial Reporting Standards (IFRS) in the case of GSK, consistently applied, except that the same need not be audited.

14.14 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

14.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

14.16 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

14.17 Supremacy. In the event of any express conflict or inconsistency between this Agreement and the Research Plan or any Early Development Plan or Product Candidate Commercialization Program or of any Schedule or Exhibit hereto, the terms of this Agreement shall control. The Parties understand and agree that the Schedules and Exhibits hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

14.18 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via pdf shall be treated as original signatures.

* - * - * - *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ChemoCentryx, Inc.

By:	/s/ Thomas J. Schall
Name:	Thomas J. Schall, Ph.D.
Title:	President & CEO
Date:

Glaxo Group Limited

By:	/s/ Paul Williamson
Name:	Paul Williamson, for and on behalf of Edinburgh Pharmaceutical Industries Limited
Title:	Corporate Director
Date:	22 August 2006

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EXHIBIT A

ChemoCentryx Patents

[***]

(The remainder of this page and pages 96-105 are redacted.)

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Exhibit A1

Collaboration Patents

[***]

(The remainder of the document is redacted.)

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.